UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2021
PROXY
STATEMENT
& Notice of Annual Meeting
Commitment Runs Deep
50 years of integrity EST1971

LETTER TO STOCKHOLDERS

FROM THE EXECUTIVE CHAIR OF THE BOARD AND PRESIDENT AND CEO

Dear Fellow Stockholders:

We write this year with a sense of excitement as we integrate Devon Energy and WPX Energy following the transformative merger of the companies that closed early this year. The merger is already creating strong momentum for our go-forward company. Our momentum is bolstered by a milestone: This year we will recognize Devon Energy’s 50th anniversary as a company. Our excitement is tempered, of course, by our concern for families, friends and associates amid the ongoing COVID-19 pandemic.

We have navigated the pandemic by focusing on our dual priorities of protecting human health and preserving business continuity. It is with gratitude to our employees and contractors, and their remarkable perseverance over the past year, that we’re able to focus forward with a clear vision to thrive in the energy marketplace.

Operationally, the merger expanded and diversified our footprint. Devon operates in the best areas of the best oil and natural gas plays in the United States. We look forward to the ongoing integration of our operating teams and their business processes to increase value. Financially, we’ve begun to capture the synergies that can help us strengthen our leading position among onshore independent E&Ps. And strategically, our disciplined approach to capital spending, in tandem with our demonstrated commitment to returning cash to shareholders through fixed-plus-variable dividends, has set a new standard for our industry.

We believe industry-leading performance includes top-tier ESG performance—in the environmental, social and safety, and governance areas. Performance on ESG impacts every aspect of our business, including our social license to operate over the long term. We’re focused as always on progressive corporate governance, including shareholder-friendly practices such as majority voting, proxy access, special meeting rights and de-classified board elections. Once we fully integrate our operations from the merger, one of our top goals is to establish quantitative targets for our environmental priorities, including the reduction of GHG emissions. We have also evolved our approach to executive compensation to further enhance alignment with our stockholders and advanced inclusion and diversity within our corporate culture.

The bottom line is this: We are committed to responsible operations to benefit the interests of all stockholders. We respectfully ask for your voting support for the items described in more detail in the materials that follow.

Sincerely,

Dave Hager	Rick Muncrief
Executive Chair	President and CEO

Commitment Runs Deep

DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (Central time) on Wednesday, June 9, 2021

Place

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

We intend to hold our annual meeting in person. However, we are actively monitoring developments with the COVID-19 pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any alternative arrangements for the meeting will be publicly announced on the Company’s “Investors” webpage at www.devonenergy.com and filed with the SEC. If you are planning to attend our meeting, please check the webpage one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Items of Business

•   Elect eleven directors for a term of one year;

•   Ratify the appointment of the independent auditors for 2021;

•   Approve, in an advisory vote, executive compensation; and

•   Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 12, 2021, are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•   internet;

•   telephone; or

•   mail.

For specific information, please refer to the section entitled “Frequently Asked Questions About the Annual Meeting” beginning on page 81.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2021:

Our 2021 Proxy Materials, including the 2021 Proxy Statement and Annual Report on

Form 10-K for the year ended December 31, 2020, are available at

www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Kirt

Vice President Corporate Governance

and Secretary

Oklahoma City, Oklahoma

April 23, 2021

Commitment Runs Deep

PROXY STATEMENT TABLE OF CONTENTS

i	Commitment Runs Deep

DEVON AT A GLANCE

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 9, 2021, at 8:00 a.m. (Central time).

All references in this Proxy Statement to we, our, us, Devon, or the Company refer to Devon Energy Corporation.

Overview and Strategy

Devon explores for, develops, and produces oil, natural gas, and natural gas liquids in areas where the oil and gas industry has long been active onshore in the United States. In early 2021, Devon and WPX Energy, Inc. (WPX) completed an all-stock merger of equals (the Merger). The combined company operates under the name Devon.

Following the Merger, our drilling activity is concentrated in five core areas: the Delaware Basin of southeast New Mexico and west Texas, the Eagle Ford play in south Texas, the Powder River Basin and Williston Basin in the Rockies, and the Anadarko Basin in west-central Oklahoma.

Devon’s business strategy is focused on delivering a consistently competitive shareholder return among our peer group. Because the business of exploring for, developing and producing oil and natural gas is capital intensive, delivering sustainable, capital efficient cash flow growth is a key tenet to our success. While our cash flow is highly dependent on volatile and uncertain commodity prices, we pursue our strategy throughout all commodity price cycles with four fundamental principles:

Proven and Responsible Operator	Premier, Sustainable Portfolio of Assets

We operate our business with the interests of our stakeholders and our environmental, social and safety, and governance values in mind.	We strive to own premier assets capable of generating cash flows in excess of our capital and operating requirements, as well as competitive rates of return.

Superior Execution	Financial Strength and Flexibility

We continually work to optimize the efficiency of our capital programs and production operations, with an underlying objective of reducing absolute and per-unit cost and enhancing returns. We also strive to leverage our culture of health, safety and environmental stewardship in all aspects of our business.

We strive to maintain a strong balance sheet, as well as adequate liquidity and financial flexibility, in order to operate competitively in all commodity price cycles. Capital allocation decisions are made with these principles in mind as we prioritize funding our core operations, protecting our credit ratings and paying and growing our stockholder dividend.

Financial and Operating Performance

With the Merger and continuous improvement initiatives, we are building a leading U.S. energy company. Our cash-return business model is designed to moderate production growth, emphasize

1	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

capital efficiencies, maximize returns and prioritize the return of increasing amounts of cash to shareholders. In February 2021, Devon delivered on this model with the announcement of an industry-first variable cash dividend. With continued success, this approach strengthens Devon’s position to be a prominent and consistent builder of economic value through all commodity price cycles.

We invite you to review our most recent reports, including our Annual Report on Form 10-K for the year ended December 31, 2020, and the other documents we file and furnish to the Securities and Exchange Commission (SEC) for more information about our financial and operational performance.

Sustainability Performance

Devon is proud to be a leader in the energy industry, producing energy that’s essential to lives and livelihoods around the world, while delivering results to our stakeholders in the right way. Doing the right thing is a core value at Devon that motivates us to find and produce oil and natural gas in ways that are safe, ethical and environmentally and socially responsible. Another core value—delivering results—keeps us focused on generating the strong financial returns and long-term value our stockholders expect.

Based in Oklahoma City, we have approximately 1,600 employees, operating under the motto: Commitment Runs Deep. We take this to heart and apply it to everyone who has a stake in our success—investors, employees, and neighbors alike.

Devon seeks to hire the best people and we expect them to do the right thing, to be team players and good neighbors, and to deliver results. The guiding principles of our workforce strategy are fairness, opportunity and the chance for every employee to fully participate and be heard. We want our employees to make an impact every day.

•	We provide competitive compensation and benefits.

•

We have flexible workplace practices, including alternate work schedules, flexible work hours, parental leave for the birth or adoption of a child and military leave. During the COVID-19 pandemic, we have provided our employees flexible work-from-home arrangements.

•

We strive to create an inclusive, diverse and respectful work environment where every person is contributing to their fullest capability and making a positive impact every day. On the community front, we’re engaging with and learning from our community partners on how we can better serve diverse and underrepresented populations. Internally, we continue to advance inclusion, diversity and equity, in part through better understanding how bias and racism affect our employees.

•

We help employees improve their physical, mental and financial well-being, encouraging them to be focused and effective. Prevention, convenient tools and high-quality programs are hallmarks of Devon’s approach to wellness.

2	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

Providing a safe and healthy workplace is the right thing to do for our employees, our contractors, their families and our communities, and it contributes to our culture of trust, optimism and teamwork at Devon.

•	We set challenging corporate goals each year to drive safety performance improvements.

•	We have an Environmental Health and Safety (EHS) Council with responsibility for setting strategy and ensuring implementation to continuously improve our safety systems.

•

In 2020, we further expanded our “Hearts and Minds” training, a leadership-focused, safety workshop designed to sharpen our focus on safety culture, stop work-for-safety authority, strong communication and commitment to continuous improvement, integrity, positive attitude, and situational awareness.

•	We support anyone who exercises their Stop Work Responsibility to stop a job and call for a safety meeting if they see an unsafe situation.

•	We only work with approved contractors and vendors who complete our supplier qualification process and agree to meet policy, insurance, and health and safety requirements.

•	Our operational spending is overwhelmingly weighted to contractors earning our highest safety ratings.

•

To identify and reduce safety risks, employee-led teams perform audits of our operations. Our business units then develop and implement specific actions to address the audit findings, which are recorded and tracked in an ongoing effort to improve safety performance.

At Devon, we believe exemplary environmental performance is essential to managing risk, meeting stakeholder expectations and differentiating Devon from peer companies. But above all, it’s the right thing to do.

•

Through expansion of our leak detection and repair program, enhanced data precision efforts and other initiatives, we achieved our target methane emissions intensity rate of 0.28% in 2019, and we remain committed to continued focus and diligence to meet or exceed the target level in the years to come as we integrate WPX’s operations and environmental data into the go-forward Company.

•

We reduced greenhouse gas (GHG) emissions intensity by 15% and methane emissions by 14% over the 2017-2019 timeframe (the most recent period for which final data is available) and followed through on performance drivers for continuing reductions in 2020.

•

In late 2020, we published an updated climate change assessment report that shows Devon’s assets are likely to be resilient, even in various low-carbon scenarios. We sought to align the report with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD).

3	Commitment Runs Deep

DEVON AT A GLANCE (cont’d)

•	For our operations in the Delaware Basin, we have increased our volume of reused water tenfold since 2015.

•	We are keenly focused on preventing spills and set challenging goals each year on our lost-spill rate.

•

We continually pursue emerging technologies to detect and deter emissions. This includes evaluating technologies such as sensor-based continuous monitoring, facility flyovers, and remote detection via satellite.

•

In recognition of the Company’s biodiversity leadership in the Powder River Basin, the Public Lands Foundation awarded Devon its 2019 Landscape Stewardship Certificate of Appreciation, the only oil and gas company to receive the award.

•	We have reported our GHG emission reduction efforts to the CDP Climate Change Report for the past 16 years. Our 2020 score affirmed our industry leadership in this vital area.

•	Our score on the 2020 CDP Water Report, detailing our water conservation and protection, investments and activities, also illuminates our industry leadership.

Devon employees engage with a variety of stakeholders every day, including our employees and their families, shareholders, neighbors, landowners, mineral-rights holders, policymakers, and vendors. We strive to build relationships founded in trust and cooperation. We place a high priority on working together to find solutions that benefit communities and stakeholders where we operate.

•	In collaboration with expert local stakeholders, we integrate land use and biodiversity considerations into early planning and all operating phases for our wells.

•	We have formal processes to receive complaints in person, by phone or online, and to respond with the appropriate level of urgency.

•

As we seek to operate in a socially responsible way, part of that is supporting and strengthening safe and educated communities in areas where we operate. Our social investments (over $4 million in 2020) target STEM (science, technology, engineering, and math) education, public safety, social services, and community vibrancy.

•

We have published a comprehensive Political Activity and Lobbying Report in each of the past four years in direct response to stockholder feedback. The report makes it easy for all stakeholders to see our expenditures for corporate political contributions.

•	We have published our Statement on Human Rights, which spells out our strong commitment to human rights principles and social progress.

4	Commitment Runs Deep

OUR BOARD

WHO WE ARE

Our Nominees for Election

BARBARA M. BAUMANN

Principal occupation or employment

•  President and Owner, Cross Creek Energy Corporation

Certain other directorships

•  National Fuel Gas Company. Serves on the audit and financing committees.

•  Putnam Mutual Funds (independent trustee). Serves on the contract, board policy & nominating, brokerage, and executive committees.

•  First Reserve Corporation (senior advisor). Serves on the boards of two private portfolio companies: Ascent Resources and Texas American Resources II.

•  Previously served on the boards of Buckeye Partners, L.P.; Hat Creek Energy Corporation; CVR Energy; SM Energy; and UNS Energy.

Education

•  Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Barbara M. Baumann joined the Board in January 2014. She is president and owner of Cross Creek Energy Corp., an energy advisory firm with investments in domestic oil and natural gas. She is currently on the board of National Fuel Gas Company, serving on the audit and financing committees. She is also on the board of trustees of the Putnam Mutual Funds, where she serves on the contract, board policy & nominating, brokerage, and executive committees. Baumann is a senior advisor at First Reserve Corporation and serves on the boards of two First Reserve privately held portfolio companies: Ascent Resources and Texas American Resources II. She previously served on the board of Buckeye Partners, a publicly traded midstream company. Baumann served in various areas of finance and operations during a 19-year career with Amoco (later BP Amoco). Those roles included chief financial officer of Ecova Corp., Amoco’s wholly owned environmental-remediation unit, and vice president of Amoco’s San Juan Basin business unit. She earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Ms. Baumann brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional. Her insights on investor dynamics deepen our Board’s understanding on ESG-related initiatives.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 65 Director Since: 2014 Committees • Chair, Governance, Environmental, and Public Policy • Audit

5	Commitment Runs Deep

WHO WE ARE (cont’d)

JOHN E. BETHANCOURT

Principal occupation or employment

•  Former Executive Vice President for Technology and Services, Chevron

Certain other directorships

•  Previously served on the board of trustees of the Texas A&M Foundation.

•  Past director of the Society of Petroleum Engineers.

•  Former director of the National Action Council for Minorities in Engineering, Inc.

Education

•  Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

John E. Bethancourt joined the Board in January 2014. He is a retired Chevron executive, serving most recently as executive vice president for technology and services, where he oversaw Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Bethancourt began his career with Getty Oil Co. in 1974 and joined Texaco Inc. through a 1984 merger. He earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Mr. Bethancourt is an experienced and accomplished leader. His broad competencies in matters impacting the energy industry strengthen the collective capabilities of the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 69 Director Since: 2014 Committees • Chair, Reserves • Compensation • Governance, Environmental, and Public Policy (2014-2018)

ANN G. FOX

Principal occupation or employment

•  President and Chief Executive Officer, Nine Energy Service, Inc.

Certain other directorships

•  Nine Energy Service, Inc.

•  Groton School.

•  Baker Institute (board of advisors).

Education

•  Ms. Fox received a bachelor’s of science in diplomacy and security in world affairs from Georgetown University’s Walsh School of Foreign Service. She also earned a master’s of business administration from Harvard Business School.

Ann G. Fox joined the Board in June 2019. She is president, chief executive officer and a board member of Nine Energy Service, Inc. (Nine), a Houston-based oilfield services company. Fox joined Nine in 2013 and previously served as chief financial officer and vice president of strategic development. Prior to joining Nine, she worked for SCF Partners, a private-equity firm supporting the oilfield services and equipment industries. Fox also has experience as an investment banking analyst and as a Marine, where she served several tours of duty in Iraq on a team that reported directly to Gen. David Petraeus. She received a bachelor’s degree in diplomacy and security in world affairs from Georgetown University and a master’s in business administration from Harvard University.

Ms. Fox brings to the Board her significant and unique career experiences, knowledge of the energy industry and capital markets, and perspective as a leader. Her recognition of upstream business and operational developments contributes to the Board’s overall performance.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 44 Director Since: 2019

6	Commitment Runs Deep

WHO WE ARE (cont’d)

DAVID A. HAGER

Principal occupation or employment

•  Executive Chair, Devon Energy Corporation

Certain other directorships

•  Independent Petroleum Association of America.

•  Previously served on the boards of the managing member and general partner of EnLink Midstream, LLC and EnLink Midstream Partners, LP, respectively.

Education

•  Mr. Hager has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

David A. Hager was appointed Executive Chairman of the Board in January 2021 following the Merger. Hager most recently served as Devon’s President and Chief Executive Officer from 2015 until the closing of the Merger and as a director since 2016. He previously served on the Board from 2007 until 2009, when he joined the Company as executive vice president of exploration and production and subsequently as chief operating officer. From 1999 to 2006, he was employed by Kerr-McGee Corp., serving in various capacities, most recently as chief operating officer. Hager has a bachelor of science degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Mr. Hager brings to the Board his broad knowledge of the energy industry and his experience as an accomplished leader and business professional. His understanding of Devon’s strategic progression, assets and operations provides critical perspectives for the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Executive Chair of the Board Age: 64 Director Since: 2016 Committees • Chair, Dividend

KELT KINDICK

Principal occupation or employment

•  Former Chief Financial Officer and Partner at Bain & Company.

Certain other directorships

•  Bain & Company, Inc. (advisory partner).

•  Previously served on WPX’s board of directors as lead director and chairman of its nominating, governance, environmental and public policy committee.

•  Previously a member of The Advisory Board Company.

Education

•  Mr. Kindick holds a bachelor’s degree from Franklin & Marshall College and a master’s in business administration from Harvard Business School.

Kelt Kindick joined the Board in January 2021 following the Merger and was named Devon’s lead independent director. Kindick became a member of WPX’s board of directors in 2013. He currently serves as an advisory partner for Bain & Company, Inc., a management consulting firm. Kindick retired from Bain & Company in December 2012, serving most recently as chief financial officer and partner. He joined Bain & Company in 1980, was elected partner in 1986, served as managing director of the firm’s Boston office from 1991 to 1996, and as chairman of the firm’s executive committee from 1998 to 1999. Kindick also served as chief financial officer of the Commonwealth of Massachusetts from 2003 to 2004. He received a bachelor’s degree from Franklin & Marshall College and a master’s in business administration from Harvard Business School.

Mr. Kindick brings to the Board his experience in strategic roles across a broad range of industries. His insights on governance and other matters enhances Board discussions.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Lead Director of the Board Age: 66 Director Since: 2021 Committees • Audit • Dividend • Reserves

7	Commitment Runs Deep

WHO WE ARE (cont’d)

JOHN KRENICKI JR.

Principal occupation or employment

•  Senior Operating Partner at Clayton, Dubilier & Rice, LLC

Certain other directorships

•  Chairman of Brand Industrial Holdings, Inc., Artera Services, and Wilsonart International Holdings LLC., which are privately held entities controlled by Clayton, Dubilier & Rice, LLC.

•  Lead director on the board of Cornerstone Building Brands, Inc. and serves as chairman of the nominating and corporate governance committee and executive committee and as a member of the compensation committee.

•  Previously served as chairman of the board of ServiceMaster Global Holdings and CHC Group.

Education

•  Mr. Krenicki earned a bachelor’s degree in mechanical engineering from the University of Connecticut and a master’s degree in management from Purdue University.

John Krenicki Jr. joined the Board in June 2018. He is a senior operating partner at the private-equity investment firm Clayton, Dubilier & Rice LLC (CD&R) and is chairman of three privately held entities controlled or jointly controlled by CD&R. With respect to public company boards, Krenicki is currently lead director of Cornerstone Building Brands, Inc. and serves as chairman of the nominating and corporate governance committee and executive committee and as a member of the compensation committee. Previously, Krenicki built a 29-year career at General Electric Co., where he served as vice chairman as well as president and CEO of GE Energy, among other executive positions. He has a master’s degree in management from Purdue University and a bachelor’s degree in mechanical engineering from the University of Connecticut. He also is a member of the National Petroleum Council.

Mr. Krenicki brings to the Board his extensive knowledge of the overall energy industry and his experience as executive, leader and owner of a range of enterprises. His recognition of market dynamics and entrepreneurial change deepens the overall capabilities of the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 58 Director Since: 2018 Committees • Audit • Reserves • Compensation (2018-2021) • Governance, Environmental, and Public Policy (2018-2021)

KARL F. KURZ

Principal occupation or employment

•  Former managing director of CCMP Capital Advisors LLC and Chief Operating Officer of Anadarko Petroleum Corporation.

Certain other directorships

•  Non-executive chairman of American Water Works Company, Inc.

•  Previously served on WPX’s board of directors and its audit committee.

•  Previously served on the board of SemGroup Corporation.

Education

•  Mr. Kurz holds a bachelor’s of science degree, magna cum laude, in petroleum engineering from Texas A&M University, and he is a graduate of Harvard Business School’s Advanced Management Program.

Karl F. Kurz joined the Board in January 2021 following the Merger. Kurz became a member of WPX’s board of directors in 2014. He currently serves as non-executive chairman of American Water Works Company, Inc. Kurz also served on the board of SemGroup Corp. from 2009 to 2019. Previously, from 2009 until his retirement in 2012, Kurz served as managing director, co-head of the energy group and member of the investment committee at CCMP Capital Advisors LLC, a leading global private equity firm focused on energy investments. Prior to joining CCMP, he spent nine years with Anadarko Petroleum Corporation, most recently serving as chief operating officer responsible for overseeing the company’s global exploration and production, marketing, midstream, land, technology and service businesses. Kurz holds a bachelor’s of science, magna cum laude, in petroleum engineering from Texas A&M University and he is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Kurz brings to the Board his significant experience in the energy industry. He has served in leadership positions and provides candid perspectives on the Company and the industry.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 59 Director Since: 2021 Committees • Compensation • Governance, Environmental and Public Policy • Reserves

8	Commitment Runs Deep

WHO WE ARE (cont’d)

ROBERT A. MOSBACHER, JR.

Principal occupation or employment

•  Chairman of Mosbacher Energy Company.

Certain other directorships

•  Center for Global Development.

•  Previously served as a director of Calpine Corporation from 2009 until the company was acquired in 2018.

•  Previously served as a member of Devon’s Board from 1999 until 2005.

Education

•  Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a juris doctorate degree from Southern Methodist University.

Robert A. Mosbacher, Jr. was appointed to the Board in April 2009. Mosbacher previously served as a member of the board from 1999 until 2005, at which time he resigned to accept an appointment by the Bush administration to serve as president and chief executive officer of the Overseas Private Investment Corp., an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He is chairman of Mosbacher Energy Co., an independent oil and gas exploration and production company. Mosbacher also currently serves on the board of the Center for Global Development and the National Archives Foundation. He has a bachelor’s degree in political science from Georgetown University and a law degree from Southern Methodist University.

Mr. Mosbacher brings to the Board his leadership experience in the energy industry, as well as in state and federal government. His strategic mindset and broad understanding of the Company provides important perspectives for the Board.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 69 Director Since: 2009 Committees • Chair, Compensation • Governance, Environmental and Public Policy • Reserves (2019-2021) • Lead Director (2015-2019)

9	Commitment Runs Deep

WHO WE ARE (cont’d)

RICHARD E. MUNCRIEF

Principal occupation or employment

•  President and Chief Executive Officer, Devon Energy Corporation.

Certain other directorships

•  American Petroleum Institute (board of directors and the executive committee)

•  American Exploration & Production Council (board of directors and the executive committee).

•  Previously served as chairman of WPX’s board of directors.

Education

•  Mr. Muncrief holds a bachelor’s of science degree in petroleum engineering technology from Oklahoma State University.

Richard E. Muncrief was appointed to the Board and elected President and Chief Executive Officer of the Company in January 2021 following the Merger. Muncrief previously served as chief executive officer and chairman of the board of WPX. He became a member of WPX’s board of directors in 2014. Prior to joining WPX, he served as senior vice president, operations and resource development of Continental Resources, Inc. Muncrief was earlier employed from August 2008 through May 2009 by Resource Production Company where he served as corporate business manager. From September 2007 to August 2008 he served as president, chief operating officer and as a director of Quest Midstream Partners, LP. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. Muncrief holds a bachelor’s of science degree in petroleum engineering technology from Oklahoma State University, where he has also been recognized as a distinguished alumnus and is a member of the College of Engineering, Architecture & Technology Hall of Fame. He serves on the board of directors and executive committee of the American Petroleum Institute. He also is a past chairman of the American Exploration & Production Council and currently serves on its board of directors and executive committee. He is a member of the national advisory board of the Gilcrease Museum.

Mr. Muncrief is a proven leader in the energy industry. His understanding of WPX’s and the post-Merger combined Company’s operations and assets provide valuable Board-level perspective.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 62 Director Since: 2021 Committees • Dividend

10	Commitment Runs Deep

WHO WE ARE (cont’d)

DUANE C. RADTKE

Principal occupation or employment

•  President and Chief Executive Officer, Valiant Exploration LLC

Certain other directorships

•  Previously served as a director of Kris Energy Ltd.

•  Previously served as lead director of Sabine Oil & Gas Corporation.

•  Previously chairman of the American Exploration & Production Council.

•  Previously served as a director of Smith International, Inc.

•  Previously served as a director of Consolidated Natural Gas Company.

Education

•  Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Duane C. Radtke joined the Board in August 2010 and served as Chair from June 2019 until January 2021. Since 2008, Radtke has served as president and CEO of Valiant Exploration LLC, a privately held, family-owned investment company. Previously, he served as president and CEO of Dominion Exploration and Production, a subsidiary of Dominion Resources Inc. Prior to working at Dominion, Radtke was a senior executive with Santa Fe Snyder. Radtke earned a bachelor’s degree in mining engineering from the University of Wisconsin.

Mr. Radtke brings to the Board his extensive strategic leadership in and knowledge of the energy industry. His experiences in the industry through multiple economic cycles yields insightful observations in Board discussions.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 72 Director Since: 2010 Committees • Compensation • Reserves • Chair of the Board (2019-2021) • Vice Chair of the Board (2018-2019)

VALERIE M. WILLIAMS

Principal occupation or employment

•  Former Southwest Region Assurance Managing Partner at Ernst & Young LLP.

Certain other directorships

•  Omnicom Group, Inc. Serves on the Audit and Financing Committees.

•  DTE Energy. Serves on the Governance Committee and Audit Committee (Chair).

•  Previously served on WPX’s board of directors and its audit committee.

Education

•  Mrs. Williams holds a bachelor’s degree from the University of North Texas and a master’s in business administration from the University of Houston.

Valerie M. Williams joined the Board in January 2021 following the Merger. Williams became a member of WPX’s board of directors in 2018. Williams is a member of the board of directors of Omnicom Group, Inc., a global advertising and public relations firm, where she serves on the audit and finance committees. She is also a member of the board of directors of DTE Energy, an electric and natural gas utility, where she serves as chair of the audit committee and as a member of the corporate governance committee. Williams began her career with Ernst & Young LLP in 1981 and has over 35 years of audit and public accounting experience serving numerous global companies. Prior to her retirement in 2016, Williams most recently served as the firm’s southwest region assurance managing partner, a position she assumed in 2006. She held several senior leadership positions at Ernst & Young and also served on several strategic committees, including the firm’s partner advisory council, inclusiveness council, audit innovation task force and the diversity task force. She received a bachelor’s degree from the University of North Texas and a master’s in business administration from the University of Houston.

Mrs. Williams brings to the Board her extensive experience as a certified public accountant, including 35 years at a premier accounting firm serving clients in the energy and technology sectors. She has strong leadership skills and background with accounting and financial reporting matters at complex organizations.

Please refer to the Director Skills and Experience Matrix on page 12 for more information.

Age: 64 Director Since: 2021 Committees • Chair, Audit • Reserves

11	Commitment Runs Deep

WHO WE ARE (cont’d)

Director Skills and Experience

The Board is committed to maintaining a diverse and inclusive membership with varying experience, characteristics and expertise that align with our business strategy. The matrix below provides a summary of certain key skills and experience of our Director nominees. Our Director nominees, individually and as a group, possess numerous skills and experience that are highly relevant for an upstream energy company like Devon. Our Director nominees are strategic thinkers with high expectations for Devon’s performance and are attuned to the demands of proper Board oversight and good governance practices.

Additional Skills and Experience

•	Three of our nominees have experience with technology or cybersecurity.

•	Five of our nominees have an educational background or work experience with environmental matters.

•	All of our nominees have experience in corporate governance and risk management.

TENURE*	DIVERSITY	INDEPENDENCE*
The tenure of our Director nominees reflects a balance of experience and fresh perspectives.	We approached our Director nominees to voluntarily self-disclose their race, ethnicity and gender. The disclosures reflect that our Director nominees include the diversity representation shown below.	Eight of Devon’s 11 Director nominees qualify as independent under NYSE standards and SEC regulations.
* Tenure calculated as of the date of this Proxy Statement.		* Independence reflected as of the date of this Proxy Statement.

12	Commitment Runs Deep

AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board has nominated eleven directors for election at the Annual Meeting. Each Director will serve for a term ending at the next Annual Meeting and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, disqualification, resignation or removal. All of the nominees are currently Devon Directors.

Within each nominee’s biography and the matrix above, we have highlighted the notable skills and qualifications that contributed to his or her selection as a nominee to our Board.

We have no reason to believe that any of the nominees for Director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the director nominees listed above.

13	Commitment Runs Deep

HOW WE ARE SELECTED, COMPRISED AND EVALUATED

GOVERNANCE, ENVIRONMENTAL, AND PUBLIC POLICY COMMITTEE REPORT

The Governance, Environmental, and Public Policy Committee (the “GEPP Committee”) is currently comprised of four independent Directors and operates under a written charter approved by the Board. In March 2021, the GEPP Committee modified the scope of its responsibilities to memorialize oversight in the areas of environmental, health and safety, public policy, stockholder engagement and sustainability. This prompted a change in the name of the GEPP Committee from “Governance Committee” to “Governance, Environmental, and Public Policy Committee.” The GEPP Committee Charter may be viewed at www.devonenergy.com.

Corporate Governance

The GEPP Committee plays a leadership role in shaping the Company’s corporate governance. It periodically reviews the Company’s corporate governance practices along with best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that addresses the interests of the Company’s stakeholders. Highlights of our corporate governance framework are:

•	annual election of all Directors;

•	majority voting in uncontested elections;

•	independent Lead Director in the event the Chair of the Board is not independent;

•	executive sessions of Independent Directors;

•	stockholder right to call a special meeting;

•	proxy access right; and

•	Board participation in succession planning.

Additional corporate governance standards that have been approved by the Board are reflected in the:

•	Corporate Governance Guidelines;

•	Charters for each of the Board’s Committees;

•	Code of Business Conduct and Ethics for all Directors, officers, and employees; and

•	Code of Ethics for the Chief Executive Officer (CEO), Chief Financial Officer (CFO), and Chief Accounting Officer (CAO).

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents and others related to corporate governance are available at www.devonenergy.com.

Board of Director Nominations

The GEPP Committee is responsible for nominating qualified candidates to serve on the Board and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate.

14	Commitment Runs Deep

HOW WE ARE SELECTED, COMPRISED AND EVALUATED (cont’d)

The Board takes reasonable steps to ensure that a diverse group of qualified candidates is in the pool from which the nominees for the Board are chosen. The GEPP Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes, and skills of each of the nominees for Director at the 2021 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the GEPP Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 74th birthday of a Director;

•

ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five-year period after election along with a holding requirement for those who have yet to meet the ownership requirement;

•	a recommendation that a Director not serve on more than three public company boards in addition to serving on the Company’s Board;

•

a requirement that a nominee for Director in an uncontested election submit an offer of resignation to the GEPP Committee within 90 days of the date of the election if the nominee fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election. The GEPP Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the GEPP Committee to serve as a director, officer, or employee of a competitor of the Company;

•

a requirement that a Director advise the Chair of the Board and the Chair of the GEPP Committee in advance of accepting any invitation to serve on other public company boards or any assignment to the audit or compensation committees of the board of any public company of which such Director is a member; and

•	a requirement that a Director promptly advise the Chair of the Board and the Chair of the GEPP Committee upon accepting service on private or non-profit boards.

The GEPP Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2022 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance, Environmental, and Public Policy Committee of the Board of Directors, Attention: Chair of the Board of Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a

15	Commitment Runs Deep

HOW WE ARE SELECTED, COMPRISED AND EVALUATED (cont’d)

recommendation must be received between February 9, 2022, and March 11, 2022, in order to be considered a timely notice. The stockholder’s notice must contain, among other things:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other similar transaction has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2022 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the GEPP Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The GEPP Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain corporate governance best practices.

Barbara M. Baumann, Chair

Kelt Kindick

Karl F. Kurz

Robert A. Mosbacher, Jr.

Practices for Considering Diversity

The Charter of the GEPP Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board in the context of the then-current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background, and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Committee or the full Board finds relevant. When searching for new director nominees, the Committee, as well as any third-party search firm that it engages, is committed to considering qualified candidates with a diversity of experience and perspective, including diversity with respect to areas of expertise, gender, race, ethnicity, experience, and geography.

16	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN

Our Board met twenty-six times in 2020. All Directors attended at least 87% of the total meetings of the Board and the respective Committees on which they served.

All Directors are expected to attend the Annual Meeting of Stockholders, unless there are extenuating circumstances. All of our Directors attended our 2020 Annual Meeting of Stockholders.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics; and

•	Code of Ethics for CEO, CFO, and CAO.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

17	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

Committees

During 2020, the Board had four standing Committees: Audit, Compensation, Governance (which was re-named the “Governance, Environmental, and Public Policy Committee” in March 2021), and Reserves. In February 2021, the Board formed a Dividend Committee to assist the Board with its duties and responsibilities in the declaration and payment of dividends on Devon’s common stock. The Charters for these Committees are available on the Company’s website, www.devonenergy.com. The following table shows each Committee’s current membership and function and the number of meetings each Committee held in 2020:

[1]	Chair

[2]	Audit Committee financial expert

18	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

[1]	Chair

[2]	Pursuant to the Charter of the Dividend Committee, at least one member of the Committee must be independent.

19	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who, as determined by the Board, meets the NYSE definition of independence. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries, and our affiliates. The Board has considered the status of each person who served as a Director during 2020 or to date in 2021 and each Director nominee named in this Proxy Statement and affirmatively determined that, with the exception of David A. Hager, Richard E. Muncrief, and Ann G. Fox, each individual (i) is (or, with respect to any Director who is no longer serving on the Board, was at the time of his or her service on the Board) an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, and (ii) has (or, with respect to any Director who is no longer serving on the Board, had at the time of his or her service on the Board) no material relationship with us that would interfere with the exercise of independent judgment.

In evaluating whether Ms. Fox is independent, the Board considered that Ms. Fox serves as Chief Executive Officer, President, and Secretary, and as a Director of Nine Energy Service, Inc. (Nine), which provides services to Devon. Devon purchases services from Nine in the ordinary course of business, and Ms. Fox is not personally involved in such transactions. For 2020, Devon’s payments to Nine amounted to less than 2% of Nine’s consolidated gross revenues. However, based on a categorical test under applicable NYSE standards, the Board did not determine that Ms. Fox is independent since Devon’s payments to Nine represented 2.18% of Nine’s consolidated gross revenue in 2019. Devon’s payments to Nine represented less than 2% of Nine’s consolidated gross revenue in 2018 and 2017.

The Board also considered the business relationships between Devon and EnCap Investments L.P. (EnCap) in connection with determining the independence of a former Director, D. Martin Phillips, who served on Devon’s Board as the designee of EnCap. Mr. Philips joined the Board upon the closing of the Merger. He is a founder and managing director of EnCap and serves on the boards of directors of several EnCap portfolio companies. Since it was founded, EnCap has raised 21 institutional oil and gas investment funds totaling more than $37 billion and has invested in more than 250 upstream and midstream companies. Diligence reflected that Devon does business with several EnCap portfolio companies; for example, some of those companies own working interests in wells operated by Devon. However, those transactions (i) are not material, (ii) occur in the ordinary course of business, and (iii) do not implicate any categorical tests under NYSE standards. Mr. Phillips is not personally involved in those transactions since the EnCap portfolio companies have their own management teams. On March 5, 2021, Mr. Phillips resigned from the Board after EnCap no longer satisfied the ownership threshold of outstanding shares of common stock of the Company that allowed EnCap, pursuant to an agreement with Devon, to nominate a director for appointment and election to the Board.

Related Person Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

20	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a Committee member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules. Since the beginning of the last fiscal year, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chair of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chair of the Board and CEO. Upon the closing of the Merger, the Board appointed David A. Hager as Executive Chair and named Richard E. Muncrief to replace Mr. Hager as President and CEO of the Company. In accordance with Devon’s Corporate Governance Guidelines, the Board appointed a Lead Director upon selecting a non-independent Chair of the Board.

Devon’s Board and Board leadership consistently emphasize open, substantive communication among members of the Board and between the Board and management, with a view toward consensus-building and alignment. The Board regularly engages in practices that allow for fulsome discussions about the effectiveness of the Chair and Lead Director, as well as the Board and Board Committees.

Lead Director

Prior to Mr. Hager’s appointment as Executive Chair in January 2021, the Board had an independent Chair, Duane C. Radtke. The Board appointed Kelt Kindick as Lead Director effective with the closing of the Merger. Pursuant to Devon’s Corporate Governance Guidelines, the Lead Director must be an independent Director and meet certain other qualifications, which include familiarity with corporate governance best practices and related procedures. The Lead Director is responsible for presiding over, and is authorized to convene, executive sessions of the Board in which members of management are not present, as well as executive sessions in which only independent Directors are present. Among other duties and responsibilities, the Lead Director provides input to the Executive Chair and President and CEO on Board agendas, items of discussion, and meeting materials, and serves as a resource for fostering communication among the Board and management.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, which includes, among other things, determining whether the Company’s risk-management programs are appropriately designed and implemented in light of the Company’s material risks. To assist it in this role, the Board has delegated to four standing Board Committees certain matters relating to the risks inherent in the Committees’ respective areas of oversight, with each Committee regularly reporting to the full Board. Our management team is, in turn, responsible for executing the directives of the Board and

21	Commitment Runs Deep

HOW WE ARE GOVERNED AND GOVERN (cont’d)

those Committees with respect to the Company’s risk management programs, including by overseeing and reporting on Devon’s day-to-day efforts to manage risk.

Devon employs a variety of governance and analytical measures to identify and evaluate the risks to our business. We use an enterprise-wide risk management framework that includes an annual analysis of the top risks to the Company. This analysis asks the Board, management, and certain internal subject matter experts to consider the likelihood that certain risks could result in an impact to the Company and to identify, among other things, the Company’s level of preparedness for those risks. The Board and management then use the results from this analysis and other exercises to determine and prioritize the material risks to our business. In addition to this annual review process, the Board also considers significant developments as they arise to assess the risk they pose to the Company. For example, the Board and management have closely monitored the COVID-19 pandemic and its ongoing and potential impacts to the Company, including its effect on personnel, commodity prices and supply chains. For a more detailed discussion of the material risks of the Company, please see our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC.

Cybersecurity risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, Devon has adopted an information security program, which uses sophisticated technology and processes and is aligned with the National Institute of Standards and Technology Cybersecurity Framework for risk management. Our management team provides the Audit Committee and the full Board with regular updates regarding this program, as well as on trends in cyberattack activities and other developments impacting our digital security.

22	Commitment Runs Deep

HOW TO COMMUNICATE WITH US

The Board believes it is important to cast a wide net for input to inform its decision making and considers input from stockholders to be critical. Accordingly, the Board maintains a number of ways to receive feedback from stockholders and other stakeholders.

•	Our Directors attend our Annual Meeting of Stockholders.

•	Our Directors participate in director education programs that include investors and investor commentary.

•	Our Directors listen to Devon’s quarterly conference calls with investors and receive reports with analyst commentary on the Company’s performance.

•	Our Board receives updates on the communication received from the Company’s reporting helplines.

•	Our Board values direct stockholder engagement with the Company, which is detailed below.

Devon has a long-standing practice of engagement with our stockholders throughout the year with respect to corporate governance topics and our executive compensation program. Over the past year, Devon has continued to emphasize engagement with our stockholders, especially with respect to ESG matters. The Company has participated in numerous one-on-one meetings with investors who have a wide range of perspectives. Our Board receives frequent updates on these engagements and has been keen to hear specific input. We value the dialogue and feedback received from this engagement and, as a result, have been responsive by making meaningful changes to our programs and practices.

High-Level Oversight and Coordination of ESG Efforts

The Company recognizes that ESG matters are important for Devon and Devon’s stakeholders. In order to provide support for the Company’s ongoing efforts in this area, the Company formed an Environmental, Social, and Governance Steering Committee (the ESG Committee) in the fall of 2017. The ESG Committee is comprised of leaders for several key functions at the Company, including EHS, operations, legal, investor relations, government affairs, corporate governance, finance, human resources, and communications. The ESG Committee meets on a quarterly basis and more frequently as necessary. In addition, the ESG Committee frequently tasks internal subject matter experts and working groups with addressing discrete ESG matters. During 2020, working groups of the ESG Committee provided support for Devon’s strategy for ESG performance, publication of a new Climate Change Assessment Report, additional reporting of ESG data that investors value, and progression in aligning the Company’s ESG reporting with ESG frameworks. A copy of the ESG Committee’s charter is available on our website. Devon’s Executive Committee, Board Governance, Environmental, and Public Policy Committee, and the full Board receive regular updates on our ESG efforts and expect high performance in this area.

Affirmation of Our ESG Practices and Performance

Devon’s work on ESG matters has resulted in greater disclosure about the Company’s existing practices and prompted new and renewed actions by Devon. We make ESG-oriented materials available on our website, including the following: Devon’s 2020 Sustainability Report, Climate Change Assessment Report, Political Activity and Lobbying Report, and CDP Questionnaires. Notably, the Climate Change Assessment Report published in late 2020, which updated Devon’s previous report, is intended to further align Devon’s climate reporting with the principles of the voluntary reporting framework of the TCFD.

23	Commitment Runs Deep

HOW TO COMMUNICATE WITH US (cont’d)

Devon also regularly participates in many surveys and questionnaires, which has resulted in more transparency about Devon’s operations and improved the accuracy of Devon’s information included in those materials. Major third-party surveys on ESG matters validate our performance in this area.

Contact Information for Communicating with Board Members

Any stockholder or other stakeholder may contact any of our Non-Management Directors or Non-Management Directors as a group, by:

•	U.S. mail to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

If requested, calls or correspondence remain anonymous and will be kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

24	Commitment Runs Deep

HOW WE ARE PAID

Director Compensation for the Year Ended December 31, 2020

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board acting upon the recommendation of the Compensation Committee. Devon employees receive no additional compensation for serving as Directors. The standard arrangement for compensating our Directors consists of cash and equity awards.

Annual Retainers

The annual retainers in effect for 2020 are set forth in the table below:

Type of Fee	Amount

Annual Board Retainer	$100,000

Additional Annual Retainer for the Chair of the Board (Non-Executive)	$150,000

Additional Annual Lead Director Retainer [1]	$25,000

Additional Annual Retainer to the Chair of Audit Committee	$25,000

Additional Annual Retainer to the Chairs of Compensation, GEPP and Reserves Committees	$15,000

Additional Annual Retainer to Audit Committee Members	$2,000

[1]	This position was vacant throughout 2020.

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director. The Company eliminated “per meeting” fees effective January 1, 2020.

Equity Awards to Directors

The Board also compensates Directors in part through restricted stock awards (RSAs) in order to align the Directors’ and stockholders’ interests in the long-term performance of the Company. During 2020, Directors were granted RSAs under our 2017 Long-Term Incentive Plan (the 2017 LTIP) having a value of $230,000. Stock awards to Non-Management Directors are granted immediately following each Annual Meeting. These RSA shares fully vest on the first anniversary of the date of grant subject to the conditions set forth in the 2017 LTIP and applicable grant agreements. Cash dividends will accrue on these shares of restricted stock until the shares vest, at which time the dividends will be paid.

25	Commitment Runs Deep

HOW WE ARE PAID (cont’d)

Total Compensation for Non-Management Directors for 2020

The following table reflects the fees earned or paid to our Directors for Board service in 2020 and the stock awards granted to our Directors in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Total ($)

Barbara M. Baumann	117,000	230,005	347,005

John E. Bethancourt	100,000	230,005	330,005

Ann G. Fox	100,000	230,005	330,005

Robert H. Henry [2]	102,000	230,005	332,005

Michael M. Kanovsky [2]	117,000	230,005	347,005

John Krenicki Jr.	100,000	230,005	330,005

Robert A. Mosbacher, Jr.	115,000	230,005	345,505

Duane C. Radtke [3]	250,000	230,005	480,005

Keith O. Rattie [2]	102,000	230,005	332,005

Mary P. Ricciardello [2]	125,000	230,005	355,005

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 3, 2020, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each of the Non-Management Directors as of such date held an unvested stock award for 18,371 shares of Devon common stock. As noted in “Equity Awards to Directors” above, dividends on the awards are not paid until shares vest.

[2]	Effective upon and in connection with the closing of the Merger, Robert Henry, Michael Kanovsky, Keith Rattie, and Mary Ricciardello resigned from the Board.

[3]	Mr. Radtke served as the Chair of the Board in 2020 and was paid the annual retainer for such position.

Changes in Director Compensation Structure for 2021

In September 2020, oversight of compensation for Non-Management Directors transitioned from the GEPP Committee to the Compensation Committee. Continuing the annual practice of the GEPP Committee, the Compensation Committee obtained a report on the director compensation for Devon’s principal competitors and other comparable companies. The report reflected that the overall compensation of Devon’s directors is within the range of Devon’s peer group for 2020. The report was considered as the Compensation Committee reviewed director compensation at its fourth-quarter 2020 meeting in which the Committee approved no changes in Board compensation for 2021. The Committee reviewed and reconfirmed Director compensation following the closing of the Merger.

Compensation Committee Interlocks and Insider Participation

Throughout 2020, the Compensation Committee was solely comprised of independent Directors with no interlocking relationships as defined by the SEC.

26	Commitment Runs Deep

OUR CONTROLS AND COMPLIANCE

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE and the SEC that govern audit committee composition, including the requirement that all audit committee members be independent, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2020, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Auditing Standards No. 1301, Communications with Audit Committees;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

27	Commitment Runs Deep

AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2019 and December 31, 2020, the following fees were paid to KPMG LLP:

	2020	2019

Audit fees[1]	$2,952,500	$3,185,000

Audit-related fees[2]	245,000	721,600

Tax fees[3]	—	27,600

All other fees	—	—

Total	$3,197,500	$3,934,200

[1]	Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting.

[2]

Audit-related fees consisted principally of fees for audits of financial statements of certain of the Company’s affiliates and subsidiaries, including procedures related to the Company’s sale of its Barnett Shale assets.

[3]	Tax fees consisted of tax compliance and tax consulting fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2020 and 2019 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC.

Valerie M. Williams, Chair

Barbara M. Baumann

Kelt Kindick

John Krenicki Jr.

28	Commitment Runs Deep

AGENDA ITEM 2.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2021

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance, and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has appointed KPMG LLP (KPMG) to serve as our independent auditing firm for 2021.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee, which occurred in 2019 as Devon’s lead audit partner rotated off Devon’s audit team at the completion of Devon’s audit for the year-ended December 31, 2019.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2021. In the event that our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2022.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2021.

29	Commitment Runs Deep

RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of five independent Directors and operates under a written charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, natural gas, and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In connection with its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, having regard to industry practices and all applicable laws and regulations.

In fulfilling its duties for the year, the Reserves Committee:

•	approved LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultant for the year ended December 31, 2020;

•	reviewed with the independent engineering consultant the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultant, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultant prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC.

John E. Bethancourt, Chair

John Krenicki Jr.

Karl F. Kurz

Duane C. Radtke

Valerie M. Williams

30	Commitment Runs Deep

OUR COMPANY

WHO WE ARE

Our Officers

Information concerning our executive officers is set forth below. Information concerning Richard E. Muncrief, our President and Chief Executive Officer, is set forth under the caption “Our Nominees for Election.”

Dennis C. Cameron, Executive Vice President and General Counsel

Mr. Cameron, 58, was appointed executive vice president and general counsel in January 2021 following the Merger. He is responsible for Devon’s legal and public and government affairs functions. Cameron most recently served as executive vice president and general counsel of WPX Energy where he was responsible for similar functions as his current role with the Company. He joined WPX in 2012, previously serving as senior vice president and general counsel, vice president and deputy general counsel and assistant general counsel. Cameron has over 25 years of legal experience. He began his career in 1987 at GableGotwals, a private, full-service firm he was with until joining WPX. Cameron is a member of the Oklahoma, Texas, Tulsa County and American Bar associations, as well as the Rocky Mountain Mineral Law Foundation. He holds a bachelor’s degree in mechanical engineering and a law degree, both from the University of Oklahoma.

Tana K. Cashion, Senior Vice President Human Resources and Administration

Ms. Cashion, 49, was elected to the position of senior vice president of human resources in 2016, with her position as lead of administration added in January 2021. In addition to human resources she is responsible for corporate real estate, corporate communications, community relations and multiple administration functions. Cashion joined Devon in 2005 and has held roles of increasing responsibility, including vice president of human resources. Before joining Devon, Cashion worked in the retail, wholesale and tourism industries. She has a bachelor’s degree in political science from Pepperdine University and a master’s degree in business administration from the University of Oklahoma.

Clay M. Gaspar, Executive Vice President and Chief Operating Officer

Mr. Gaspar, 49, was appointed executive vice president and chief operating officer in January 2021 following the Merger. He is responsible for Devon’s geosciences, reservoir, production, drilling, completions, facilities, field operations, environmental, health and safety and ESG functions. Gaspar most recently served as president and chief operating officer of WPX and served on the company’s board of directors. He joined WPX in 2014, previously serving as senior vice president and chief operating officer and senior vice president of operations and resource development. Prior to joining WPX, he worked for Newfield Exploration, Anadarko Petroleum and Mewbourne Oil serving in a number of technical and leadership roles. Gaspar is a registered professional engineer and a member of the Society of Petroleum Engineers. He holds a bachelor’s degree in petroleum engineering from Texas A&M University and a master’s degree in petroleum and geosciences engineering from the University of Texas.

31	Commitment Runs Deep

WHO WE ARE (cont’d)

David G. Harris, Executive Vice President and Chief Corporate Development Officer

Mr. Harris, 47, was elected to the position of executive vice president and chief corporate development officer in January 2021. Harris is responsible for Devon’s business development, land and technology functions. Prior to the Merger, he served as executive vice president of exploration and production responsible for all of Devon’s business units, as well as land, technology, subsurface and environment, health and safety groups. He has previously served as senior vice president of exploration and production, senior vice president of business development, vice president of corporate finance and treasurer, and as associate general counsel. Harris has been with Devon since 2007. Prior to joining Devon, he was a partner in the Dallas office of Thompson & Knight LLP, specializing in corporate and securities matters. Harris holds a bachelor’s degree from the University of Tulsa and a law degree from the University of Oklahoma.

Jeffrey L. Ritenour, Executive Vice President and Chief Financial Officer

Mr. Ritenour, 47, was elected to the position of executive vice president and chief financial officer in April 2017. Ritenour is responsible for Devon’s corporate finance, treasury, planning, reserves, accounting, tax, internal audit, investor relations, marketing and supply chain functions. He has been with Devon since 2001, serving in various leadership roles, most recently as senior vice president of corporate finance, investor relations and treasury. Before joining Devon, Ritenour was with Ernst & Young in Dallas. He is a certified public accountant and holds a bachelor’s degree in accounting and a master’s degree in business administration, both from the University of Oklahoma.

32	Commitment Runs Deep

AGENDA ITEM 3.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2017 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

33	Commitment Runs Deep

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

34	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) outlines Devon’s compensation philosophy and describes the material components of the Company’s executive compensation program for its named executive officers (NEOs). This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (the Committee) made under the program, focusing on the decisions made during the Committee’s January 2020 meetings and December 2020 meeting. In addition, this CD&A addresses the following three topics:

(i)	the Committee’s response to stockholder feedback received throughout the year and in conjunction with the 2020 annual say-on-pay stockholder vote as set forth on page 38;

(ii)	how the COVID-19 pandemic and associated economic factors impacted Devon’s operations, annual plan, and executive compensation as detailed on page 36; and

(iii)	the impact of the January 7, 2021 merger (the Merger) by and between the Company and WPX on executive compensation found on page 48.

Additional information about the compensation of the named executive officers is provided in the 2020 Summary Compensation Table and other compensation tables that follow this CD&A. Pursuant to SEC rules, the outcome of the Committee’s January 2021 decisions on base salaries for 2021 and 2021 long-term incentive (LTI) grants will appear in next year’s Summary Compensation Table while the performance bonus is shown in the “Non-Equity Incentive Plan Compensation” column of this year’s Summary Compensation Table.

Named Executive Officers

The named executive officers for 2020 are the following individuals:

Executive	Position
David A. Hager	President and Chief Executive Officer
Jeffrey L. Ritenour	Executive Vice President and Chief Financial Officer
Lyndon C. Taylor	Executive Vice President and Chief Legal & Administrative Officer
David G. Harris	Executive Vice President – Exploration & Production
Tana K. Cashion	Senior Vice President – Human Resources

The Summary Compensation Table and narrative sections of this CD&A disclose 2020 compensation for the above NEOs. However, effective upon the Merger, the executive team was reconstituted as shown below. This CD&A’s disclosures of on-going or newly implemented executive compensation practices or policies apply to the executives below.

Executive	Position
David A. Hager	Executive Chair, Board of Directors
Richard E. Muncrief	President and Chief Executive Officer
Jeffrey L. Ritenour	Executive Vice President and Chief Financial Officer
Clay M. Gaspar	Executive Vice President and Chief Operating Officer
David G. Harris	Executive Vice President and Chief Corporate Development Officer
Dennis C. Cameron	Executive Vice President and General Counsel
Tana. K. Cashion	Senior Vice President – Human Resources and Administration

35	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Executive Summary

Compensation Philosophy and Objectives

Devon was formed in 1971 and has been publicly held since 1988. Since 2010, the Company has successfully transitioned to a liquids-rich (oil and natural gas liquids), higher-margin, onshore North American production base and continues to transform its organizational structures and processes to allocate capital investments to the Company’s most promising assets. Devon is committed to delivering strong returns on its investments through a dynamic culture focused on innovation, safety, operational excellence, environmental stewardship, and social responsibility. The Company focuses its business on generating operating returns by managing a premier asset portfolio, delivering superior execution, and exercising discipline in Devon’s capital allocation. Devon also maintains a strong commitment to financial strength and flexibility through all commodity price cycles, as reflected in the Company’s investment grade credit ratings.

The success of Devon’s strategy is founded on a pay-for-performance compensation philosophy intended to motivate near-term operational and financial success as well as long-term stockholder value creation. The Committee utilizes a range of quantitative and strategic measures to evaluate performance, increasing the rigor of the associated goals and evolving the measures as appropriate. Overall, an executive officer’s total compensation is weighted in favor of long-term incentives to emphasize value creation and shareholder alignment.

The objectives of Devon’s compensation program are to:

•	motivate and reward executives to drive and achieve the Company’s goal of increasing stockholder value;

•	allocate incentives for the achievement of near-term and long-term objectives, in a manner that motivates executives to take measured and appropriate risk; and

•

attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to create value in a large and diversified oil and gas business.

The primary components of Devon’s executive compensation program are base salary, a performance bonus, and LTI. The Committee generally targets each component, as well as the aggregate of the components, at approximately the 50th percentile of the Company’s peer group.

Individual compensation levels may vary from these targets based on performance, expertise, experience, responsibilities, or other factors unique to the individual’s role within the Company. The Committee also provides retirement and other benefits typical for Devon’s peer group.

Impact of the COVID-19 Pandemic on Company Operations and Compensation Decisions

The worldwide COVID-19 pandemic has presented unprecedented challenges for communities and individual health as well as economies, businesses, and the stockholders who invest in them. Devon dedicated extensive resources throughout 2020 to promote employee health, community health, and business continuity. Included in the measures taken was the creation of a COVID-19 Incident Management team in February, regular meetings of the Board on the progress of the Company’s COVID-19 response, the expansion of flexible work-from-home arrangements, the deployment of enhanced virtual meeting tools, the distribution of masks, gloves, and hand sanitizer to employees, enhancement of its workplace sanitation protocols, reconfiguration of workspaces to allow for social distancing, contact tracing, and early adoption of cost-free COVID-19 testing for employees.

36	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Devon also demonstrated its “Be A Good Neighbor” core value during the pandemic. The Company partnered with the NBA’s Oklahoma City Thunder to distribute more than 200,000 masks to the Oklahoma City community. Devon accelerated the Company’s 2020 planned charitable giving so that its United Way and food pantry partners could provide additional services to their clients during the height of the pandemic. In addition, Devon and its charitable partners provided more than 10,000 take-home Science, Technology, Engineering, and Mathematics project kits to students in Oklahoma, Texas, and New Mexico.

During 2020, Devon did not seek any Federal Governmental loans or stimulus money. Devon did choose to defer the remittance of 2020 payroll taxes as permitted by the Coronavirus Aid, Relief and Economic Security Act (CARES Act).

The full economic impact of the COVID-19 pandemic, including the unexpected and irregular results and market volatility resulting from the pandemic, was not known at the time the Committee met in January 2020 to establish 2020 performance goals. Soon thereafter, Devon recognized that these unprecedented impacts required the Company to reformulate its go-forward plans. The original go-forward plan established in January 2020 is referred to throughout this CD&A as the January Capital Plan and the revised go-forward plan is referred to throughout this CD&A as the Updated March Capital Plan, both of which are described further in the performance scorecard on pages 43 and 44.

2020 Company Performance Highlights and the Impact on Compensation

Devon believes setting challenging annual performance goals is key to continuous improvement in the returns it achieves on its assets and capital investments. Throughout 2020, stock prices declined across the oil and gas industry due to concerns over the potential economic impact of the COVID-19 pandemic and the substantial decline in market demand for oil and natural gas. However, due to the 2019 efforts to monetize certain assets, improve well performance, reduce long-term debt, and re-align its overall cost structure, the Company was able to exceed its 2020 goals on many of its performance metrics. In addition, the Company announced the Merger, which enhances the scale of the Company’s operations, builds a dominant position in the Delaware Basin, and accelerates Devon’s cash-return business model that prioritizes free cash flow generation and the return of capital to stockholders.

Although the Company met and exceeded several of its 2020 performance goals, the Committee chose to acknowledge challenging industry and broader market conditions by decreasing the amount of performance bonus that would have otherwise been paid by approximately half. Although the Committee typically does not adjust the scorecard’s Total Weighted Score, when the performance bonus amount was calculated at 153% of target, the Committee exercised its discretion to reduce the performance bonus amount to 75% of target. The performance scorecard on pages 43 and 44 sets forth the Company’s performance for both the January 2020 goals and the Updated March Capital Plan. The following performance highlights provide further context for the Committee’s considerations with respect to executive compensation for 2020:

Operational and financial achievements

•	Devon’s 2020 oil production totaled 155 MBbls/d, exceeding the Company’s plan by 5%;

•	the Company exited 2020 with $5.2 billion of liquidity, including $2.2 billion of cash, with no near-term debt maturities;

37	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

•

the Company (i) continued to expand its reporting on ESG matters, (ii) proactively engaged with its internal and external stakeholders to improve ESG performance, and (iii) remained focused on reducing methane and GHG emissions while also increasing water recycling;

•	on September 28, 2020, Devon announced its intent to merge with WPX in an all-stock merger of equals;

•	the Company continued to decrease operating costs in 2020, led by a 29% and 6% decrease from 2019 for G&A and production expenses, respectively;

•	the Company successfully closed on the Barnett Shale transaction on October 1, 2020, receiving net proceeds of $490 million; and

•	Devon reduced workforce to reflect lower and sustainable capital investment programs.

Total stockholder return

•	The Company paid a special dividend of approximately $100 million, or $0.26 per share, on October 1, 2020; and

•	Devon finished the year with relative TSR in the top half of its peer group (5th of 12).

Response to Stockholder Feedback

Devon has a strong record of conducting investor outreach throughout each year to ensure that management and the Board understand the compensation issues that matter to Devon’s stockholders. For a more detailed description of Devon’s history of stockholder outreach, see prior Proxy Statements.

In 2020, approximately 63% of voting stockholders voted “for” Devon’s executive compensation (say-on-pay vote). This vote was significantly lower than the say-on-pay votes over the three years’ prior, which were at 95%, 95%, and 94%, respectively. Following the 2020 say-on-pay vote, Devon formulated a plan to reach out to its institutional investors to seek feedback on proxy disclosure and solicit investor perspective on the proxy voting items. Throughout the Company’s communications with its investors regarding the 2020 say-on-pay vote, Devon reached out to approximately 100 governance representatives of its institutional investors. Devon interacted with representatives from each of the institutions that expressed interest in further discussions, totaling in excess of 46% of outstanding shares, and analyzed the feedback resulting from these outreach efforts. Devon also analyzed the critiques contained in various governance reports received in response to Devon’s 2020 Proxy Statement.

The Committee dedicated a significant portion of its 2020 meeting time to reviewing this feedback, analyzing possible responses, and determining the appropriate course of action. The chart below provides a comprehensive description of Devon’s responses to stockholder critiques of Devon’s executive compensation program.

38	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Critique	Committee Response or Company Action Taken	Outcome

In 2019, Devon awarded additional pension credits to two executives.	Devon amended all defined benefit pension plan arrangements to prohibit additional benefit accruals after December 31, 2020, as further described on page 51.	No participants in the defined benefit pension plan will earn or be credited further benefits under these plans; the plans have been closed to new participants since 2008.

Devon’s performance scorecard used to determine annual performance bonuses lacks transparency because specific thresholds and maximums for each measure are not disclosed.	Thresholds and maximums for each of the performance measures on the performance scorecard will be disclosed beginning in this CD&A.	The disclosed thresholds and maximums will provide stakeholders with additional context on the tie between performance and pay.

The Company’s exclusive focus on peer companies in the oil and gas industry for relative TSR comparisons and executive pay benchmarking may contribute to underperformance to the broader market and slow the evolution of the Company’s executive compensation practices.

Devon’s 2021 Performance Share Units (PSUs) will include the S&P 400 Midcap Index as a peer in order to provide a peer comparison outside of the oil and gas industry.

In 2020, Meridian Compensation Partners, LLC, the Company’s external and independent compensation consultant, expanded benchmarking information to include information about practices in the broader energy industry and of non-energy industrial companies, as described on page 50.

Devon’s PSUs will be awarded based upon the Company’s relative TSR performance when compared to both industry peers and the broader stock market.

With information about pay practices outside the industry, Devon’s Committee has a broader context when making decisions on compensation practices, policies, and awards.

The large number of metrics on the performance scorecard adds complexity and may insulate NEOs from poor performance in any one area.	Applicable to 2021, Devon has reformulated its performance scorecard to be more quantitative and financially focused with fewer measures than prior years.	Executive performance bonuses for 2021 will be determined based on a more targeted and more quantitative set of Company performance measures.

The CEO received a high percentage of non-performance based “All Other Compensation” when compared to CEO salary, that percentage being 73.7%.	The Committee either amended or terminated retirement plans in which the CEO participates to significantly decrease such benefits.	Based on the CEO’s 2020 target cash compensation, the changes to such retirement plans decrease the CEO’s retirement benefits under the plans by more than $550,000 annually.

Devon grants 50% of executive LTI with performance measures and 50% with time-based vesting.	Beginning with the Company’s 2021 grants, 60% of executive LTI was granted as PSUs and 40% of executive LTI was granted as time-vested restricted stock.	The new LTI composition enhances executive alignment with stockholders well beyond what is typical for executive teams in the peer group.

Devon’s PSUs lack a cap on share payout during performance periods of negative TSR, potentially misaligning executive pay with the stockholder experience.	Beginning with the Company’s 2021 grants, executives will earn no more than 100% of target shares if the Company has negative TSR during the three-year performance period.	Due to the PSU design, an above-target share payout will require positive TSR and above-median performance.

The Committee believes the changes detailed above directly and appropriately address the stockholder feedback received in 2020. Devon has compiled this information in order to demonstrate the responsiveness by the Company and the Committee and is hopeful that this additional disclosure

39	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

will again garner the Company’s previously strong stockholder support of its say-on-pay proposal at the 2021 Annual Meeting. As it has done in the past, the Committee intends to continue its active pursuit of reviewing and responding to stockholder feedback to improve Devon’s business and further align stockholder and executive interests.

What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

•  Award Performance-Based LTI—The Company awards 60% of named executive officer LTI in the form of performance share units tied to TSR. A 100% of target payout on performance share units requires TSR that exceeds the peer group median.

•  Utilize a Quantitative Process for Performance Bonuses—In determining performance bonuses, the Committee assigns a score to the Company’s performance on goals set at the beginning of the year. The Committee then calculates a weighted score that determines the amount of any performance bonuses.

•  Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that aligns with Company performance.

•  Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for the executive officers.

•  Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may claw back performance bonuses and LTI if the Company restates its financial statements.

•  Dialog to Promote Continuous Improvement—On an annual basis, the Committee conducts in-depth, confidential, one-on-one interviews with each executive officer, which is a highly effective tool in the Committee’s oversight of the executive compensation program.

Controversial Compensation Governance Not Practiced by Devon

☒ Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees of salary increases or non-performance based bonuses or equity compensation.

☒ Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not provide cash payments that exceed three times base salary plus target/average/last paid bonus; do not contain liberal change-in-control definitions; and, do not provide severance payments without job loss (i.e., no “single trigger” cash severance or equity vesting with a change in control).

☒ Allow Risky Transactions in the Company’s Stock—Company policy prohibits the executives from engaging in short-term or speculative transactions or hedging or pledging Devon’s common stock.

☒ Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒ Permit Abusive Perquisites Practices—Perquisites made available to the executives are limited.

40	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Elements of 2020 Compensation

Overview of 2020 Pay Decisions

The Committee undertook executive compensation award considerations at two different times in 2020. At the January 2020 meetings, the Committee considered 2020 LTI grants and salary increases. At the Committee’s December 2020 meeting, the Committee considered the award of 2020 performance bonuses. The January decisions preceded (i) the results of the Company’s say-on-pay vote described earlier in this Proxy Statement and (ii) the onset of the COVID-19 pandemic and associated economic turmoil, but these factors were taken into account by the Committee at its December meeting and heavily influenced the Committee’s decision at that meeting. The Committee’s decisions are described in further detail below.

January 2020 Committee Meetings

•	The Committee awarded salary increases for three of the five NEOs to align their annual pay rates to the 50th percentile of the Company’s peer group. Such awards are further described on page 42.

•

The Committee awarded LTI awards equivalent in value to those of the prior year that are earned over three (PSU) or four (RSA) years and subject to the terms and conditions of Devon’s 2017 Long-Term Incentive Plan.

December 2020 Committee Meeting

•

Although the performance bonus amount was calculated at 153% of target achievement in reference to the Updated March Capital Plan goals, the Committee exercised its discretion to reduce the performance bonus amount to 75% of target.

•

Each executive was awarded a performance bonus equivalent to 75% of their individual target. In each case, this award was a 50% decrease from the 2019 bonus, which paid out at 150% of target performance bonuses.

As illustrated below, an overwhelming majority of the Company’s 2020 compensation opportunity was delivered through performance bonuses and LTI awards, each of which correlate directly with Company performance. Approximately 89% of the value of total direct compensation awarded to the President and CEO, and an average of approximately 82% of the value of total direct compensation awarded to the other named executive officers, was delivered through performance bonuses and LTI.

41	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Each year, the Committee refers to the following factors in considering any compensation decisions for the NEOs:

•	Company performance in relation to goals pre-approved by the Committee and the Board of Directors, including the Company’s TSR performance as compared to peers;

•	each NEO’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	Devon’s pay-for-performance compensation philosophy and objectives (see section Compensation Philosophy & Objectives on page 36);

•	input from the Compensation Consultant (see section titled “Role of Compensation Consultant” on page 49 for additional information);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations with respect to the compensation of the other named executive officers.

The Committee regularly reviews the above-listed factors when considering compensation decisions and from time to time changes or supplements its analysis with other factors.

Base Salary

Base salary typically represents a smaller portion of total executive compensation than the combination of long-term incentives and performance bonus, which vary year-to-year based on performance. Competitive salaries, however, are vital to ensuring that the Company attracts and retains executives who have a combination of business acumen, significant industry experience, and longevity with the Company. In evaluating salary levels each year, the Committee generally considers the following factors:

•	the competitive position of the executive’s base salary compared to similarly situated executives at peer companies;

•	the scope of responsibility, experience, and tenure of the executive and the executive’s potential to take on greater or different responsibilities; and

•	the Company’s cost structure.

Based on the foregoing considerations, the Committee approved the following salary changes at its January 2020 meetings. The Summary Compensation Table’s entries for “Salary” reflect the base salary received by the named executive officers during 2020, which in some cases is lower than the rates listed below due to the fact that the new compensation did not begin immediately in January 2020.

Executive	Annual Salary in Effect on 12/31/2019[1]	2020 Annual Salary Rate[1]	% Change

David A. Hager	$1,275	$1,275	0%

Jeffrey L. Ritenour	$600	$620	3.3%

Lyndon C. Taylor	$650	$650	0%

David G. Harris	$550	$610	10.9%

Tana K. Cashion	$345	$375	8.7%

1 Dollar amounts shown in thousands.

42	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Annual Performance Cash Bonus

In awarding performance bonuses, the Committee uses a formula that establishes a performance-bonus target for each named executive officer based on a percentage of his or her base salary. In establishing performance-bonus targets, the Committee considers industry benchmarks for the relevant officer position as well as the scope of responsibility associated with the position. For 2020, performance-bonus targets for named executive officers ranged from 60% to 135% of base salaries.

Performance-bonus payouts depend on the Company’s performance in relation to the structured and measurable goals approved by the Board at the beginning of the year and the individual executive’s contributions to achievement of those goals. While the Committee was evaluating the Company’s 2020 achievements, the Committee analyzed both the January 2020 plan objectives and the Updated March Capital Plan during its decision making, as detailed further in the performance scorecard below. The goals were selected because they are critical to the Company’s near-term performance, its prospects for sustainable growth in returns, and the creation of long-term value for the Company and its stockholders.

The table below provides detail on the Company’s performance on the goals set for 2020. As reflected in the table, the Committee assigns a separate weighting to each performance measure in order to reflect the relative importance of those areas for the year. The Committee aggregates the weighted performance score for each measure to arrive at an overall Company performance score. For further transparency, the goals associated with the January Capital Plan and the Updated March Capital Plan are included in the table below.

The process for determining performance bonuses relies on Company performance measures and the application of set formulas to arrive at the bonus amounts. However, the Committee maintains the authority to adjust the amount of an executive’s performance bonus within the range of the bonus pool (0% to 200% of target) based upon individual contributions, market conditions, or other factors. The Committee made no such adjustments for 2020.

Measure	January Capital Plan Goal	Updated March Capital Plan
		Threshold	Goal	Maximum	Outcome	Weight	Score	Weighted Score
Cash Return on Capital Employed[1]	20%	15%	20%	25%	27%	15%	200%	30.00%
All-In Return on Capital[1]	20%	15%	20%	25%	38%	15%	200%	30.00%
Expenditures[2]	Capital: $1,927MM;	Capital: $1,250;	Capital: $1,113;	Capital: $1,000;	Capital: $1,017;
	LOE+GPT: $8.07/BOE;	LOE+GPT: $9.41;	LOE+GPT: $8.18;	LOE+GPT: $6.95;	LOE+GPT: $7.66;	15%	175%	26.25%
	Net G&A: $381MM	Net G&A: $418	Net G&A: $380	Net G&A: $342	Net G&A: $338
Oil and Gas Production (MBOE/day)[2]	333	235	311	375	333	15%	125%	18.75%
Improve the Overall Value of Devon’s Risked Resource Portfolio (million BOE)	Test and move contingent resources: 150	75	No Change	225	342
	Evaluate portfolio high grading opportunities: 1,000	750	No Change	1,250	>1000	10%	150%	15.00%
Total Stockholder Return[3]	Top half of the peer group on a 1-year basis	3rd quartile (9th of 12)	No Change	1st quartile (1st- 3rd of 12)	5th of 12 (second quartile)	10%	150%	15.00%

43	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Measure	January Capital Plan Goal	Updated March Capital Plan
		Threshold	Goal	Maximum	Outcome	Weight	Score	Weighted Score
Environmental, Health, and Safety[4]	Continuously improve in environmental, health, and safety performance				Met targets on lost spill rate, fugitive emissions performance, utilization of SIF learnings, implementation of roadmap; missed target for combined recordable SIF rate	10%	80%	8.00%
Internal and External Stakeholder Alignment	Develop an ESG Roadmap and publish a Climate Change Assessment Report; various measures associated with public policy related to the industry				Achieved substantially all	5%	100%	5.00%
Employee & Organization	Various measures associated with employee safety and business continuity during the COVID-19 Pandemic				Achieved substantially all	5%	100%	5.00%
Total Weighted Score								153.00%
Score After Compensation Committee’s Application of Discretion								75.00%

The performance scorecard reflects that the Company substantially outperformed the targets on all quantitative goals associated with the Updated March Capital Plan except those in the Environmental, Health and Safety category. While the Committee did not formally score against the January Capital Plan goals, achievement at the level of 2020 would have historically led to a score of between 100% and 120%. To acknowledge the challenging industry and broader market conditions presented by the pandemic, the Company’s management proposed that the Committee exercise discretion on the Total Weighted Score for the performance bonus pool. The Committee took this proposal under advisement during its deliberations. While the Committee typically does not adjust the scorecard’s Total Weighted Score, the Committee determined it was appropriate to apply discretion for 2020 as proposed by the Company’s management. Therefore, although the performance bonus amount was calculated at 153% of target based on achievement against the Updated March Capital Plan, the Committee exercised its discretion to reduce the performance bonus amount to 75% of target.

[1]	Please refer to Appendix A for additional information about Cash Return on Capital Employed and All-In Return on Capital, which are non-GAAP financial measures.

[2]	Dollar amounts and production volumes reflect Devon’s total operations, including amounts presented in both continuing and discontinued operations.

[3]

For relative 2020 TSR measurement, the Company is ranked in relation to the following 11 peer companies: Apache Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Concho Resources Inc., Continental Resources, Inc., EOG Resources, Inc., Marathon Oil Corporation, Ovintiv, Inc. (f/k/a EnCana Corporation), Noble Energy, Inc., Pioneer Natural Resources Company, and WPX. See page 50 for a discussion of the recalibrated 2021 peer group.

[4]

The Company’s “Environmental, Health and Safety” goals consisted of (i) combined recordable SIF rate, (ii) utilization of SIF learnings, (iii) fugitive emissions performance, (iv) lost spill rate, and (v) implementation of multi-year roadmap to improve EHS performance. The SIF rate records serious incidents or fatalities.

44	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

The following table outlines the calculations made for the bonuses awarded to NEOs for 20201:

Executive	2020 Salary[2]		Performance Bonus Target		Company Performance Score After Application of Discretion		Process Determined Performance Bonus Amount

David A. Hager	$1,275	X	135%	X	75%	=	$1,291
Jeffrey L. Ritenour	$620		90%				$419
Lyndon C. Taylor	$650		90%				$439

David G. Harris	$610		90%				$412

Tana K. Cashion	$375		60%				$169

[1]	All dollar amounts in thousands.

[2]	Annual base salary rate in effect as of December 31, 2020.

Please note that the Summary Compensation Table’s entries for Non-Equity Incentive Plan Compensation in 2020 reflect the annual performance bonuses listed under the column above titled “Process Determined Performance Bonus Amount.”

The Committee did not make any individual adjustments for the 2020 NEO performance bonus amounts.

Long-Term Incentives

A key element of Devon’s compensation program is to align pay and performance by rewarding executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. LTI compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of Devon’s stockholders.

At its January 2020 meetings, the Committee determined that the 2020 awards of LTI should continue the past practice of tracking a target at the 50th percentile compared to peers. The Committee further determined that the pursuit of strategic Company goals and creation of stockholder value would best be promoted by linking half of the LTI awarded for the 2020 year to Company performance and the other half to long-term stock ownership, thereby strengthening the alignment of interests of executives and stockholders. Accordingly, the two types of LTI granted to named executive officers were Performance Share Units (PSU) and time-based restricted stock awards (RSA), respectively.

45	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

LTI Granted in 20201

Executive	Item[2]	Restricted Stock	Target Performance Share Units[3]	Total
David A. Hager	Shares	188,554	188,554	377,108
	Value	$4,250	$ 4,250	$8,500
Jeffrey L. Ritenour	Shares	55,457	55,457	110,914
	Value	$1,250	$ 1,250	$2,500
Lyndon C. Taylor	Shares	55,457	55,457	110,914
	Value	$1,250	$ 1,250	$2,500
David G. Harris	Shares	55,457	55,457	110,914
	Value	$1,250	$ 1,250	$2,500
Tana K. Cashion	Shares	24,402	24,402	48,804
	Value	$550	$ 550	$1,100

1 Dollar amounts shown in thousands.

[2]

For each named executive officer, the Committee first determines the total value of LTI to be awarded then divides the total value between 50% restricted stock and 50% performance share units (based on the closing price of the Company stock as of the grant effective date), rounding up to the next whole share if needed.

[3]

In accordance with applicable accounting requirements, Devon uses a different valuation method in the Summary Compensation Table (in this case, a Monte Carlo simulation) for performance share units than in this table. The Monte Carlo simulation for performance share units, when valued for purposes of inclusion in next year’s Summary Compensation Table as compensation for 2020, requires Devon to assign a higher value per unit than the closing price of the Company’s stock as of the grant approval date.

46	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

The following table describes the purpose and structure of the LTI granted to the named executive officers at the Committee’s meetings in January 2020:

Restricted Stock Awards (RSAs)
Purpose: Awards of RSAs foster long-term stock ownership, strengthen alignment with stockholders, and promote executive retention during the vesting period.

Additional Details:

Devon grants RSAs that vest ratably over four years rather than the three-year vesting typical in the industry; 25% of shares under Devon’s grant vest on each anniversary of the grant date.

Performance Share Units (PSUs)
Purpose: Awards of PSU grants encourage executives to make decisions and take actions that promote Company performance and long-term stockholder return.

Additional Details:

•  Executives may earn between 0% and 200% of the shares underlying the grant based on the Company’s TSR relative to peer companies[1] over a three-year performance period (January 1, 2020 through December 31, 2022)

•  Payout will be determined as of the end of the performance period. The grid below further details the relationship between relative performance and payout levels.

•  Executives may earn the targeted number of shares (100%) only if the Company’s TSR outperforms that of at least half of peers.

PSU Payout Schedule
Devon’s Relative TSR Position	1st, 2nd	3rd	4th	5th	6th	7th	8th	9th	10th	11th,12th
% of Shares Earned	200%	175%	150%	125%	100%	88%	75%	63%	50%	0%

[1]

The peer companies used for comparison for the PSU grants selected in January 2020 at the time the grant was approved. The peers are Apache Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Concho Resources Inc, Continental Resources, Inc., EOG Resources, Inc., Marathon Oil Corporation, Noble Energy, Inc., Ovintiv, Inc., Pioneer Natural Resources Company, and WPX.

Additionally, at its January 2021 meetings, the Committee certified that the Company achieved the 8th highest TSR out of a 15-company peer group for the three-year period associated with the PSUs granted in February of 2018. Pursuant to the grant’s applicable terms and conditions, 90% of the grants’ target number of shares vested for Messrs. Hager, Ritenour, and Taylor. For Mr. Harris and Ms. Cashion, whose grants were made prior to their respective appointments as Executive Officers with a slightly different earnings scale, 100% of the grants’ target number of shares vested. Further information about this grant is provided in the “Outstanding Equity Awards at Fiscal Year End” table below and corresponding footnotes.

47	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Effect of Company Performance on NEO Realizable Pay

Changes in Devon’s stock price and performance against the Company’s scorecard goals impact executive compensation. The measurement of realizable pay includes such changes when comparing pay received, or projected to be received, to the target pay granted. The chart below illustrates this relationship. As a supplement to the Summary Compensation Table, the chart below provides information regarding the direct compensation components awarded to our NEOs (the target) and the value of those components at year end.

NEO Realizable Pay1

Executive	Target Pay				Year End Realizable Pay				Difference in Target and Realizable Pay Due to Company Performance
	Salary	Bonus Target	LTI Grant Value	Total	Salary	Bonus Paid (75% of Tgt)	LTI Value[2]	Total
David A. Hager	$1,275	$1,721	$8,500	$11,496	$1,275	$1,291	$5,962	$8,528	-25.8%
Jeffrey L. Ritenour	$620	$558	$2,500	$3,678	$620	$419	$1,754	$2,792	-24.1%
Lyndon C. Taylor	$650	$585	$2,500	$3,735	$650	$439	$1,754	$2,842	-23.9%
David G. Harris	$610	$549	$2,500	$3,659	$610	$412	$1,754	$2,775	-24.2%
Tana K. Cashion	$375	$225	$1,100	$1,700	$375	$169	$772	$1,315	-22.6%

[1]	All dollar amounts shown in thousands.

[2]

Year-End LTI value is calculated by multiplying Devon’s year-end stock price, $15.81, by i) the number of restricted stock shares granted and ii) the number of PSUs granted multiplied by the December 31, 2020 performance trend of 100% of target.

Impact of the Merger on Executive Compensation

On September 28, 2020, Devon announced its intent to merge with WPX in an all-stock merger of equals. On January 7, 2021, the Merger successfully closed and created one of the nation’s largest unconventional oil producers (using horizontal wells targeting shale plays). The all-stock, low-premium merger was cited by industry analysts as a model deal for increasing stockholder value. Regarding executive compensation in association with the Merger:

•	no executive sought or was awarded additional compensation in conjunction with the Merger;

•

although the “good reason” protections under executive employment or change-in-control arrangements were triggered by the Merger for most of the executives, all the continuing executives waived their right to those benefits, saving the Company approximately $75,000,000 in additional expense;

•	Mr. Hager became the Executive Chair of the Board and his target compensation decreased by 78% to a new annual base salary of $1,000,000, bonus target of 75%, and LTI target of $750,000; and

•	the Merger constituted a change in control under Devon’s non-qualified retirement arrangements because the plans defined change in control by reference to Internal Revenue

48	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Code 409A. As a result, benefits under the plans were required to be distributed to participants, including the Company’s NEOs, within ninety days of the Merger.

Devon’s post-Merger Compensation Committee was initially comprised of three directors from the pre-Merger Devon Board and two from the pre-Merger WPX Board. At the Committee’s first post-Merger meeting, members reviewed past executive practices of both companies and discussed the potential evolution of the merged company’s executive compensation practices to promote achievement of the Company’s business plan. Among the practices discussed for future implementation were:

•	the expansion of financial, operational, or ESG performance measures to future LTI grants; and

•	adoption of additional GHG emissions targets.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for the named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The role of the Committee and the compensation consultant, which includes the development of a peer group the Committee uses for benchmarking and comparing the executive officers’ compensation, is further described in the following sections.

Role of the Committee

The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at the Company’s website, www.devonenergy.com.

Every year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns the officer may have regarding the Company’s operations and results. The Committee believes this is a highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for all executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

Role of the Compensation Consultant

For 2020, the Committee retained Meridian Compensation Partners, LLC (Compensation Consultant) as its independent compensation consultant. The Compensation Consultant evaluated the

49	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

competitiveness of the Company’s program and reviewed the executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee, and the other factors set forth in the Committee’s charter. When reviewing the Compensation Consultant’s independence, the Company also considered the fact that Devon’s business represents only a very small portion of the Compensation Consultant’s overall revenue. Based on this review, the Committee determined that the Compensation Consultant had no conflicts of interest.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of the executive officers to the compensation of similarly situated executives at peer companies with business operations focused on the exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as common equity value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. Additionally, the Company’s Compensation Consultant introduced additional reference points from similarly sized companies in the broader oil and gas (non-E&P) industry as well as non-energy industries for the Committee’s decision making. In order to account for industry changes and consolidation, the Committee revised its peer group from that used in January 2020, as detailed below.

E&P Company	Peer Group Used in January 2020	Peer Group Set in December 2020
Apache Corporation	▲	▲
Chesapeake Energy Corporation	▲
Cimarex Energy Corporation	▲	▲
Concho Resources Inc.	▲	▲
Continental Resources, Inc.	▲	▲
EOG Resources, Inc.	▲	▲
Diamondback Energy, Inc.		▲
Hess Corporation	▲	▲
Marathon Oil Corporation	▲	▲
Noble Energy, Inc.	▲
Ovintiv, Inc	▲	▲
Parsley Energy, Inc.		▲
Pioneer Natural Resources Co.	▲	▲
WPX Energy, Inc.	▲

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual performance bonus, and long-term equity incentives. The

50	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases.

Tally Sheet Review

Prior to making compensation decisions at its January meetings, the Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Additional Benefits and Compensation Information

Retirement Benefits

Defined Benefit Plans

Based on their hire date with the Company, Mr. Taylor and Ms. Cashion were eligible to participate in three defined benefit plans maintained by the Company in 2020. Devon’s qualified Defined Benefit Plan provides annual retirement income based on a formula that considers the executive’s final average compensation, Social Security benefits, and years of credited service with the Company. Additionally, the same named executive officers participated in either of two nonqualified defined benefit plans, the Supplemental Retirement Income Plan (SRIP) or Benefit Restoration Plan (BRP), which are not subject to certain limitations imposed by the IRS. Effective December 31, 2020, these Defined Benefit Plans were amended so that participants will accrue no further benefits. Instead, participants will be eligible for a defined contribution equivalent to 8% of earnings.

Defined Contribution Plans

All named executive officers participate in a qualified 401(k) Plan that provides for a Company match of up to 6% of their earnings. The named executive officers who are not Defined Benefit Plan participants, Messrs. Hager, Harris and Ritenour, were entitled to an additional 401(k) Company contribution of up to 16% of their compensation. Under the Supplemental Contribution Restoration Plans (SCRPs) and the Supplemental Executive Retirement Plan (DC SERP), the Company may make supplemental contributions that would otherwise be subject to limitations in the Internal Revenue Code based on the compensation of the executives. Effective December 31, 2020, the qualified 401(k), SCRPs and the DC SERP were each amended to maintain the Company match of up to 6% but cap the Company contribution at 8% on future compensation earned.

Nonqualified Deferred Compensation Plans

Devon maintains a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited.

For additional information on the plans and the value of accumulated benefits for the named executive officers under the various plans described in this “Retirement Benefits” section, please refer to the “Pension Benefits” section beginning on page 59 and the “Nonqualified Deferred Compensation Plan” section beginning on page 64.

51	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Other Benefits

The limited perquisites made available to Devon’s executives are listed in detail in the “All Other Compensation” table on page 56. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews and ratifies the personal use of aircraft on an annual basis. Such use has historically been minimal and there was no usage in 2020.

Post-Termination or Change-in-Control Benefits

Devon maintains an employment agreement with each of the named executive officers, except for Ms. Cashion, with whom Devon maintains a Severance Agreement. These agreements do not guarantee continued employment, but they do place certain restrictions on the executives during and after their employment with the Company. Through these agreements, each NEO is provided certain additional compensation if employment is involuntarily terminated other than for “cause” or if the NEO voluntarily terminates employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested LTI awards subject to certain covenants and agreements and proration as described below. The agreements also provide certain benefits in the event of a termination within a two-year period following a change in control.

The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code. The Company’s award agreements for LTI granted to the named executive officers provide that officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to certain covenants and agreements. Ms. Cashion was awarded a severance agreement in 2010 that provides for a gross-up if Section 4999’s additional 20% tax is imposed on the benefits entitled to her in the case of an employment termination in association with a change in control. Because Ms. Cashion’s severance agreement provides benefits well below the limit that triggers the additional tax, no gross-up payment would have been made in conjunction with the hypothetical December 31, 2020 employment termination contemplated in the table on page 72.

The unvested shares underlying LTI awards granted prior to 2018 are eligible for continued or accelerated vesting post termination in the case of a severance-related employment termination or a retirement. For grants made in 2018 and after, such terminations occurring prior to the first anniversary of the grant date result in a pro-rata reduction in the number of shares eligible for continued or accelerated vesting post termination.

Arrangements with post-termination and change-in-control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the “Potential Payments Upon Termination or Change-in-Control” section beginning on page 67 for detail on amounts that could be payable under certain scenarios and additional information on the Company’s employment agreements.

Mr. Taylor ceased to be an executive officer as a result of the Merger and is expected to leave the Company in July 2021. At that time, he will be entitled to post-termination benefits described in the scenario “Termination Without Cause” outlined in the table on page 71.

52	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Stock Ownership Guidelines

Ownership of Devon’s stock by the executives aligns their interests with the interests of Devon’s stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his or her base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Requirement as Multiple of Base Salary

President and CEO	Six times base salary

Other Named Executive Officers	Three times base salary

The guidelines require an executive officer who has served in such capacity less than five years to maintain ownership of at least one-half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his or her ownership requirement.

Compliance with the ownership guidelines is determined as of December 31 each year. As of December 31, 2020, the named executive officers then subject to the guidelines held stock in excess of the levels required in the guidelines. The executives have historically maintained share ownership levels well above the Company’s guidelines. For purposes of calculating share ownership levels, the Board includes:

(i)	shares owned directly by the officer and his or her immediate family members who share the same household,

(ii)	shares owned beneficially by the officer and his or her immediate family members who share the same household, and

(iii)	unvested restricted stock.

For additional detail on the stock owned by NEOs, please refer to “Security Ownership of Management” table on page 77.

Pledging and Hedging Guidelines

The Company also has a policy that prohibits Devon employees, officers, and directors from trading in Devon securities on a short-term basis, entering short sales, and buying or selling puts, calls, or similar instruments. The policy also discourages Devon employees, officers, and directors from placing standing or limit orders and prohibits executive officers and directors from pledging or hedging Devon stock, buying Devon stock on margin, or holding Devon stock in a margin account. The hedging prohibition covers any transaction that is designed to hedge or offset any decrease in the market value of Devon stock, including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Compensation Program and Risk-Taking

The Company’s executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, in a manner that motivates executives to take measured and appropriate risk. As part of its review of the impact of the Company’s

53	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

executive compensation programs on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of Devon’s compensation program between cash and equity, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives;

•	significant executive stock ownership pursuant to Devon’s stock ownership guidelines; and

•	the Board’s annual risk assessment process.

Based on this review, the Committee believes that the executive compensation programs do not encourage executives to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Company has a policy concerning the recovery of bonuses, incentives, and equity-based compensation awarded to executive officers under certain circumstances (the Clawback Policy). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which a bonus or other incentive compensation was based, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Robert A. Mosbacher Jr., Chair

John. E. Bethancourt

Karl F. Kurz

Duane C. Radtke

54	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to the named executive officers for the years indicated below. The named executive officers are the President and Chief Executive Officer, the Chief Financial Officer, and the three other executive officers of the Company serving as of December 31, 2020. This table should be read together with the Compensation Discussion and Analysis (starting on page 34 of this Proxy Statement), which includes information about Company performance for 2020, the Company’s compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Compensation Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

David A. Hager	2020	1,275,000	9,508,778	1,290,900	0	1,280,301	13,354,979

President and Chief	2019	1,275,000	8,999,522	2,581,900	0	939,477	13,795,899

Executive Officer	2018	1,275,000	8,553,492	1,549,100	0	1,081,476	12,459,068

Jeffrey L. Ritenour	2020	616,923	2,796,697	418,500	87,211	315,633	4,234,964

Executive Vice President	2019	600,000	2,646,956	810,000	89,832	240,630	4,387,418

and Chief Financial Officer	2018	597,115	2,213,875	486,000	0	263,998	3,560,988

Lyndon C. Taylor	2020	650,000	2,796,697	438,800	2,451,538	99,174	6,436,209

Executive Vice President and	2019	650,000	2,646,956	877,500	3,986,246	78,114	8,238,816

Chief Legal & Admin. Officer	2018	647,115	2,515,741	526,500	551,466	85,165	4,325,987

David G. Harris	2020	600,769	2,796,697	411,800	0	243,499	4,052,765

Executive Vice President	2019	435,154	1,296,467	742,500	0	132,405	2,606,526

Exploration & Production

Tana K. Cashion	2020	370,385	1,230,593	168,800	1,614,416	37,218	3,421,412

Senior Vice President	2019	345,000	1,188,452	258,800	617,536	32,652	2,442,440

Human Resources

[1]

Mr. Hager’s annual base salary rate of $1,275,000 became effective upon his appointment as President and CEO in August 2015 and has not been subsequently changed. The Compensation Committee increased Mr. Ritenour’s annual base salary rate to $620,000 at its January 2020 meetings. The Compensation Committee increased Mr. Taylor’s annual base salary rate from $625,000 to $650,000 at its January 2019 meetings. Mr. Harris’ annual base salary rate increased from $400,000 to $550,000 upon his appointment as EVP in September 2019. The Compensation Committee increased Mr. Harris’ annual base salary rate to $610,000 at its January 2020 meetings. The Compensation Committee increased Ms. Cashion’s annual base salary rate to $375,000 at its January 2020 meetings.

[2]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards made, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For restricted stock, values are based on the closing price of the Company’s common stock on the grant date. In valuing the performance share unit awards, the Company used a Monte Carlo simulation. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. If a maximum, rather than target, number of shares is used to determine the maximum award opportunity for the named executive officers for the 2020 performance share unit awards, the grant date value of the awards is as follows: Mr. Hager, $10,517,542; Mr. Ritenour, $3,093,391; Mr. Taylor, $3,093,391; Mr. Harris, $3,093,391; and Ms. Cashion, $1,361,144.

[3]	This column reflects performance-based cash bonuses awarded to the named executive officers.

55	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each participating named executive officer’s accumulated benefits under the Company’s Defined Benefit Plan, Benefits Restoration Plan (BRP) and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of the named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Messrs. Hager and Harris joined the Company after Devon’s Defined Benefit Plan was closed to new participants in 2007. At the time the plans closed to new participants, Mr. Ritenour elected to freeze his participation in these plans and instead participate in the Company’s enhanced defined contribution plan. Under the Defined Benefit Plan, Mr. Ritenour continues to earn years of credited service only.

[5]	Details for the amounts shown in this column for 2020 are reflected in the supplemental table immediately below.

The following supplemental table shows the components of “All Other Compensation” for 2020 in the Summary Compensation Table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan and Supplemental Contribution Plan Employer Contribution ($)	Defined Contribution Supplemental Executive Plan Employer Contribution ($)	Other Perquisites ($)[2]	Total ($)
David A. Hager	7,524	37,500	214,314	442,428	578,535	0	1,280,301
Jeffrey L. Ritenour	1,710	37,500	68,515	207,908	N/A	0	315,633
Lyndon C. Taylor	7,524	17,100	74,550	N/A	N/A	0	99,174
David G. Harris	1,710	37,500	63,496	140,793	N/A	0	243,499
Tana K. Cashion	1,243	17,100	18,875	N/A	N/A	0	37,218

“N/A”	indicates the executive was not eligible for this program in 2020 and no amount was paid, contributed, or accrued by the Company.

[1]

Messrs. Hager and Harris joined the Company after the Defined Benefit Plan was closed to new participants. Instead, they are eligible for and receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements. In 2007, Mr. Ritenour elected to freeze future pension benefit accruals and instead receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements.

[2]	Executives are eligible for limited, pre-approved personal use of Company aircraft, but none utilized it in 2020.

56	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS

The following 2020 Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, restricted stock, and performance share units granted during 2020 for the named executive officers as described below. The long-term incentive awards reflected below are the only equity-based incentives granted to the named executive officers in the year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (# shares)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
David A. Hager	1/28/2020		0	1,721,250	3,442,500	-	-	-	-	-
	2/10/2020	[2]	-	-	-	-	-	-	188,554	4,250,007
	2/10/2020	[3]	-	-	-	0	188,554	377,108	-	5,258,771
Jeffrey L. Ritenour	1/28/2020		0	558,000	1,116,000	-	-	-	-	-
	2/10/2020	[2]	-	-	-	-	-	-	55,457	1,250,001
	2/10/2020	[3]	-	-	-	0	55,457	110,914	-	1,546,696
Lyndon C. Taylor	1/28/2020		0	585,000	1,170,000	-	-	-	-	-
	2/10/2020	[2]	-	-	-	-	-	-	55,457	1,250,001
	2/10/2020	[3]	-	-	-	0	55,457	110,914	-	1,546,696
David G. Harris	1/28/2020		0	549,000	1,098,000	-	-	-	-	-
	2/10/2020	[2]	-	-	-	-	-	-	55,457	1,250,001
	2/10/2020	[3]	-	-	-	0	55,457	110,914	-	1,546,696
Tana K. Cashion	1/28/2020		0	225,000	450,000	-	-	-	-	-
	2/10/2020	[2]	-	-	-	-	-	-	24,402	550,021
	2/10/2020	[3]	-	-	-	0	24,402	48,804	-	680,572

[1]

The amounts shown in the column reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated. Performance related to these awards was determined by the Compensation Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 75% of target levels; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 43 for more information about 2020 performance cash bonuses, including how the Compensation Committee establishes performance bonus targets and performance goals and engages in a scoring process to determine actual payouts.

[2]

The amounts reported in the table’s rightmost column reflect the value of the restricted stock award made on the date indicated. The value is calculated using the face-value method (the closing price of the Company’s common stock as of the grant date multiplied by the number of shares granted). The award was made under the 2017 LTIP. 25% of the shares granted vest on the anniversary of the grant date and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[3]

The amounts in the Threshold, Target, and Maximum columns reflect the range and midpoint of possible payouts for the performance share unit awards made on the dates indicated. All awards were made under the 2017 LTIP. The amounts reported for the table’s rightmost column represent the aggregate grant date fair values of the performance share unit awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. For more information, please see the discussion titled “Long-Term Incentives” starting on page 45 of this Proxy Statement. Dividends on the awards are not paid until shares vest. As of December 31, 2020, the awards reflected in this table were trending at 100% of target payout.

57	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)[1]	Equity Incentive Plan Awards:
			Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)[1]
David A. Hager	23,398[2]	369,922
	59,391[5]	938,972	118,782[4]	1,877,943
	125,295[7]	1,980,914	167,060[6]	2,641,219
	188,554[9]	2,981,039	188,554[8]	2,981,039
Jeffrey L. Ritenour	3,304[3]	52,236
	4,541[2]	71,793
	15,372[5]	243,031	30,744[4]	486,063
	36,852[7]	582,630	49,136[6]	776,840
	55,457[9]	876,775	55,457[8]	876,775
Lyndon C. Taylor	6,332[2]	100,109
	17,468[5]	276,169	34,936[4]	552,338
	36,852[7]	582,630	49,136[6]	776,840
	55,457[9]	876,775	55,457[8]	876,775
David G. Harris	3,304[3]	52,236
	8,385[5]	132,567	16,770[4]	265,134
	17,689[7]	279,663	23,585[6]	372,879
	55,457[9]	876,775	55,457[8]	876,775
Tana K. Cashion	2,753[3]	43,525
	7,686[5]	121,516	15,372[4]	243,031
	16,215[7]	256,359	21,620[6]	341,812
	24,402[9]	385,796	24,402[8]	385,796

[1]	Based on a stock price of $15.81, the closing price of Devon’s common stock on December 31, 2020, which was the last trading day of the year.

[2]

The rows reflect performance restricted stock awards granted in 2017 to Messrs. Hager, Ritenour and Taylor. The performance restricted stock awards were only earned if the Company achieved cash flow before balance sheet changes of at least $700 million in 2017. In January 2018, the Committee determined that the goal had been achieved. As a result, 25% of the shares vested and 25% vested (or, with respect to tranches that have not vested, will vest in the future) on each of the 2nd, 3rd, and 4th anniversaries of the grant date.

[3]

The rows reflect restricted stock awards granted in 2017 to Messrs. Ritenour and Harris and Ms. Cashion. With each grant, 25% of the shares vested on each anniversary of the grant date (i.e., February 10, 2018, February 10, 2019, February 10, 2020 and February 10, 2021).

[4]

The rows reflect performance share units granted in 2018 to each NEO. The number of shares listed is based on target level of performance for the three-year period from January 1, 2018 to December 31, 2020. In January 2021 following the conclusion of the performance period, the Committee determined Devon’s relative TSR to be 8th out of 15 companies. Pursuant to the respective grant agreements, the Committee directed the Company to vest 90% of the target shares for Messrs. Hager, Ritenour and Taylor, and 100% of the target shares for Mr. Harris and Ms. Cashion.

58	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

[5]

The rows reflect restricted stock awards granted in 2018 to each NEO. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2019, February 10, 2020, February 10, 2021 and February 10, 2022).

[6]

The rows reflect performance share units granted in 2019 to each NEO. The number of shares listed is based on target level of performance for the three-year period from January 1, 2019 to December 31, 2021. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the conclusion of the performance period pursuant to the grid set forth on page 47 of Devon’s 2019 proxy statement.

[7]

The rows reflect restricted stock awards granted in 2019 to each NEO. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2020, February 10, 2021, February 10, 2022 and February 10, 2023).

[8]

The rows reflect performance share units granted in 2020 to each NEO. The number of shares listed is based on target level of performance for the three-year period from January 1, 2020 to December 31, 2022. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the conclusion of the performance period pursuant to the grid set forth on page 51 of Devon’s 2020 proxy statement.

[9]

The rows reflect restricted stock awards granted in 2020 to each NEO. With each grant, 25% of the shares vest (or vested) on each anniversary of the grant date (i.e., on February 10, 2021, February 10, 2022, February 10, 2023 and February 10, 2024).

OPTION EXERCISES AND STOCK VESTED DURING 2020

The table below shows the number of shares of Devon’s common stock acquired during 2020 upon the vesting of stock awards granted to the named executive officers in previous years. In 2020, no stock options were outstanding for and, therefore, no stock options were exercised by named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
David A. Hager	187,868	4,004,944
Jeffrey L. Ritenour	41,378	851,768
Lyndon C. Taylor	52,517	1,121,601
David G. Harris	26,522	565,391
Tana K. Cashion	22,076	475,981

[1]

The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the closing per-share market price of Devon’s common stock on the vesting date.

PENSION BENEFITS

Devon maintains the following defined benefit retirement plans:

•	a tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	a nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

¡	limitations imposed by the Internal Revenue Code, and

59	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

¡	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	a nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

Effective December 31, 2020, the Company’s pension plans were amended to discontinue further benefit accruals.

The following table shows the estimated present value, as of December 31, 2020, of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. Please refer to the discussion titled “Benefit Plans” below for additional details on Devon’s defined benefit plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)[6]
David A. Hager[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
Jeffrey L. Ritenour[3]	Defined Benefit Plan SRIP	7 7	313,672 87,695	0 0
Lyndon C. Taylor[4,5]	Defined Benefit Plan SRIP	15 20	3,621,710 11,242,483	0 0
David G. Harris[2]	Defined Benefit Plan SRIP	N/A N/A	N/A N/A	0 0
Tana K. Cashion	Defined Benefit Plan SRIP	16 16	1,350,636 1,918,379	0 0

“N/A”	indicates the executive is not eligible for this program and no amount was paid, contributed, or accrued by the Company.

[1]

The present value of each named executive officer’s accumulated benefits as of December 31, 2020 under the Defined Benefit Plan is calculated assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum, and 40% would elect a 100% joint and survivor annuity. For the SRIP, the calculations assume that 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. With each plan, the calculations assume that each named executive officer would begin receiving payments at normal retirement age (age 65) or when eligible for unreduced benefits, if earlier, and would be vested in those payments. The present value is calculated using the Pri-2012 mortality table with MP-2020 improvement scale, and a discount rate of 2.41% for the Defined Benefit Plan, and 2.26% for the SRIP. No pre-retirement decrements were used in this calculation.

[2]

Messrs. Hager and Harris joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they are not eligible for a benefit under any of Devon’s defined retirement benefit plans.

[3]

As of December 31, 2007, Mr. Ritenour voluntarily elected to freeze participation in the plans described in this table and instead participate in the Company’s enhanced defined contribution plan. Under these plans, Mr. Ritenour continued to earn credited years of service through the end of 2020.

[4]

Mr. Taylor is eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan – Early Retirement” for a description of the eligibility requirements and benefits payable under Devon’s Defined Benefit Plan. See the following “Supplemental Retirement Income Plan” for a description of the eligibility requirements and benefits payable under Devon’s SRIP.

[5]

The value of Mr. Taylor’s SRIP benefits includes the effect of an additional service and an additional age credit. The Committee granted the service credit, which increased the benefit’s value by $2,813,642, in 2012 in recognition that Mr. Taylor joined Devon mid-career and would likely remain at the Company for the duration of his career. The service

60	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

credit recognizes the value to the Company of his prior experience. In 2019, the Committee awarded Mr. Taylor additional years of age credit, which increased the benefit’s value by $1,012,506, in recognition of his long service to the Company and to promote components of the Company’s executive succession plan. Based on a review of Devon’s pension plan going back more than 15 years, Devon has not awarded pension credits to executives other than those granted to Mr. Taylor (age and service credits) and a now-retired former executive officer (age credits only). Effective December 31, 2020, Devon has discontinued further benefit accruals under the Company’s pension plans.

[6]

The closing of the Merger on January 7, 2021 constituted a change in control under the SRIP because the plan defined change in control by reference to IRC 409A. As a result, benefits were required to be distributed to Messrs. Ritenour and Taylor and Ms. Cashion within 90 days of the Merger. Further, the benefits of Mr. Ritenour and Ms. Cashion under the SRIP were increased by reason of the application of pre-existing unreduced early commencement factors not implemented in contemplation of the Merger. Payments were made to Mr. Ritenour, Mr. Taylor and Ms. Cashion on March 10, 2021. Due to the amendment of the plan to prohibit further accruals after December 31, 2020 these plans will not provide further benefits to participants.

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan that provides benefits based upon employment service with Devon. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007 are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternatively, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash performance bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and the BRP, except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits is limited by the Internal Revenue Code.

Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including the named executive officers, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code.

Effective as of December 31, 2020, the Company’s Defined Benefit Plan was amended to discontinue further benefit accruals.

Normal Retirement

Employees, including certain of the named executive officers as described above, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

61	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Early Retirement

Employees, including certain of the named executive officers as described above, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55 and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income

65	100.00%

64	90.35%

63	81.88%

62	74.40%

61	67.79%

60	61.91%

59	56.68%

58	52.00%

57	47.80%

56	44.03%

55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55, and has at least 10 years of credited service, or

•

involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age, then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

62	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Benefit Restoration Plan

The BRP is a nonqualified defined-benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because (i) their benefits under the Defined Benefit Plan are limited because of certain requirements of ERISA and the Internal Revenue Code or (ii) their final average compensation is reduced as a result of contributions into Devon’s Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. As noted below in the discussion of the SRIP, an executive will only receive benefits under the BRP if his or her benefits under the SRIP have been forfeited due to a termination for “cause” or the executive has not been selected to participate in the SRIP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Effective as of December 31, 2020, the BRP was amended to discontinue further benefit accruals.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of key executives, the purpose of which is to provide additional retirement benefits for those executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause,” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive receives benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. The SRIP benefit is also reduced by the full benefits otherwise accrued under the Defined Benefit Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent of the age 55 early retirement benefit. In the event that a named executive officer is terminated without “cause” or terminates employment for “good reason,” as those terms are defined in Devon’s employment agreements with the named executive officers, then the executive will be 100% vested in the accrued SRIP benefit. If a change-in-control event occurs, the executive will be 100% vested and the benefit will be an amount equal to the normal-retirement annuity payable immediately, unreduced for early commencement, in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is

63	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

terminated without “cause” or terminates employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits.

Effective as of December 31, 2020, the SRIP was amended to discontinue further benefit accruals.

Defined Contribution Plan – 401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company-matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan, supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan is designed to allow each participating employee, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her performance bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to Devon’s 401(k) Plan. The Nonqualified Deferred Compensation Plan provides executives a tax-effective means to defer a portion of their cash compensation at a minimal cost to the Company

64	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION1

The following table shows the contributions, earnings, distributions, and balances for 2020 under Devon’s nonqualified deferred compensation plan, supplemental contribution restoration plans, and supplemental executive retirement plans, to the extent the respective named executive officer participates in such plans. Additional information about the supplemental contribution restoration plans and supplemental executive retirement plan is provided following the table.

Name	Executive Contributions in Last Fiscal Year ($)[2]	Company Contributions for Last Fiscal Year ($)[3]	Aggregate Earnings in Last Fiscal Year ($)[4]	Aggregate Distributions in Last Fiscal Year ($)[5]	Aggregate Balance at Last Fiscal Year End ($)[6]

David A. Hager Deferred Compensation Plan	900,475	214,314	1,048,925	0	9,859,270
Supplemental Contribution Restoration Plans (SCRPs)[7]	N/A	442,428	495,154	0	3,207,863
Supplemental Executive Retirement Plan (DC SERP)[8]	N/A	578,535	647,481	0	6,656,443

Jeffrey L. Ritenour Deferred Compensation Plan	202,500	68,515	102,271	(32,610)	889,464
Supplemental Contribution Restoration Plans (SCRPs)[7]	N/A	207,908	193,233	0	1,446,790

Lyndon C. Taylor Deferred Compensation Plan	302,250	74,550	(231,003)	0	3,743,398

David G. Harris Deferred Compensation Plan	80,596	63,496	80,999	0	711,684
Supplemental Contribution Restoration Plans (SCRPs)[7]	N/A	140,793	79,837	0	602,426

Tana K. Cashion Deferred Compensation Plan	18,876	18,875	35,088	0	298,638

“N/A” indicates the plan does not permit the participant to make contributions.

[1]

The closing of the Merger on January 7, 2021 constituted a change in control under the non-qualified deferred compensation plans, which defines change in control by reference to IRC 409A. As a result, balances were required to be distributed to Messrs. Hager, Ritenour, Taylor and Harris and Ms. Cashion within 90 days of the Merger in the form of a lump sum, unless the executive elected at the time of enrollment a stream of quarterly payments in the case of change in control. Such lump sums and, as applicable, the first of the payment stream were distributed on February 5, 2021.

[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the Salary or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table on page 55.

[3]

The amounts in this column are already included in, and are not in addition to, the amounts in the All Other Compensation column of the Summary Compensation Table on page 55. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the named executive officers during 2020 were deposited in April, July, and October 2020 and January 2021.

[4]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive officers are the same options available under the Company’s 401(k) Plan. As of December 31, 2020, investment options consisted of the following (returns for 2020 noted in parentheses): PIMCO Stable Income – Class 1 (1.98%); Global Low Volatility Fund (3.35%); US Equity Index Fund (20.98%); International Equity Index Fund (11.45%); TCW Core Fixed Income (8.79%); Fidelity Inflation Bond Index (10.90%); Vanguard Total Bond Market (7.72%); Vanguard Prime Money Market (0.45%). BlackRock LifePath Target-Date Funds (nine funds ranging from 11.96% to 15.32%). The Company does not guarantee a level of investment return.

65	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

[5]	In-service distributions (if any) are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan.

[6]

For the referenced plans, the Aggregate Balance reflects the changes in the plan balance for the named executive officers due to contributions (executive and Company), earnings, and distributions. The amounts previously reported in the Summary Compensation Table as compensation to the named executive officers are as follows: Mr. Hager – $7,026,523; Mr. Ritenour – $554,823; Mr. Taylor – $400,703; Mr. Harris – $93,978 and Ms. Cashion – $14,700.

[7]

The Supplemental Contribution Restoration Plans (SCRPs) were amended effective December 31, 2020 so that contributions would be limited to 8% of the participant’s eligible earnings rather than 8%, 12% or 16% of earnings based on years of service with the Company.

[8]	The Supplemental Executive Retirement Plan (DC SERP) was terminated as of December 31, 2020.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan who are eligible to receive the supplemental contribution receive the full supplemental contribution despite the limitations imposed by the Internal Revenue Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Internal Revenue Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated without “cause” or terminates his or her employment for “good reason,” as those terms are defined in Devon’s employment agreements with the named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated without “cause” or terminates his or her employment for “good reason” within 24 months following a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contributions, no contributions under the 401(k) Plan or the SCRPs will exist to apply as an offset because the executive will have terminated his or her employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment.

Effective as of December 31, 2020, the DC SERP was terminated.

66	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Devon will be obligated to make certain payments to the named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	an “Employment Agreement” is applicable to the President and CEO and each of the Executive Vice Presidents, and a “Severance Agreement” is applicable to the Senior Vice President,

•	the Defined Benefit Plan,

•	the 401(k) Plan,

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination,

•	the 2015 Long-Term Incentive Plan (the 2015 LTIP), and

•	the 2017 LTIP (the 2015 LTIP and 2017 LTIP may be referred to collectively as the LTIPs).

Please refer to the discussion in the sections immediately above for information about Devon’s Defined Benefit Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan, the BRP, the SRIP, the SCRPs, and the DC SERP.

As specified below, the Employment Agreement and Severance Agreement with Devon’s named executive officers provide the following rights to compensation in the event of employment termination:

Accrued Payments Upon Termination of Employment

Upon termination under the agreements, the named executive officer is entitled to receive the accrued amounts earned during his or her term of employment, including:

(i)	any earned but unpaid salary through the date of termination,

(ii)	any accrued but unused vacation pay,

(iii)	the annual performance bonus amount only if the named executive officer has been employed the entire year upon which such annual performance bonus is based, and

(iv)	amounts he or she is otherwise entitled to under Devon’s employee benefit plans (together, the “Accrued Amounts”).

Rights Upon Termination for Death or Disability

In addition to the Accrued Amounts, if the named executive officer’s employment terminates by reason of death or disability, the named executive officer is entitled to receive a pro rata share of any performance bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the performance bonus plan.

67	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements, then in addition to the Accrued Amounts, the named executive officer is entitled to the following:

•	under the Employment Agreement, a lump sum cash payment equal to three times the aggregate annual compensation of the named executive officer, and

•	under the Severance Agreement, a lump sum cash payment equal to two times the aggregate annual compensation of the named executive officer. “Aggregate annual compensation” is equal to the sum of:

¡	the named executive officer’s annual base salary, and

¡

an amount equal to the largest annual performance bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs,

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period),

•

the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were a Devon employee for 18 months following termination (Employment Agreement only),

•	payment of an amount equal to 18 times the monthly COBRA premium (Employment Agreement only), and

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in Devon’s peer group.

•	In the case of Ms. Cashion’s Severance Agreement, a tax “gross up” will occur if Section 4999’s additional 20% tax applies.

Termination Following a Change in Control

Under the agreements, if within 24 months following a change in control of the Company, the named executive officer:

•	is terminated without “cause” by Devon, or

•	terminates his or her employment with Devon for “good reason,” as each of those terms are defined in the agreements,

then, in addition to the Accrued Amounts and the rights set forth above in the section titled “Rights Upon Termination Without Cause and Constructive Discharge,”

•

under the Employment Agreement, three years of service and age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under the Company’s Retiree Medical Benefit Coverage, and

•

under the Severance Agreement, two years of service and age are added. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

68	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of Devon’s outstanding voting securities,

•	the incumbent Board ceases to constitute at least a majority of Devon’s Board, or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

¡	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction,

¡	no person owns 30% or more of the combined voting securities, and

¡	the incumbent Board constitutes at least a majority of the Board after the transaction.

The Merger did not constitute a change in control under either the Employment Agreements or the Severance Agreement.

Payment Conditions

The agreements require a named executive officer to execute a waiver agreement as a condition to receipt of the payments described in the sections “Rights Upon Termination Without Cause and Constructive Discharge” and “Termination Following a Change in Control” above. By executing the waiver, the named executive officer effectively releases Devon from any waivable claims. The agreements also include a non-disparagement provision and a non-solicitation provision covering employees of Devon and Devon’s affiliates that applies for

•	36 months following a named executive officer’s termination date under the Employment Agreement, and

•	24 months following a named executive officer’s termination date under the Severance Agreement.

Long-Term Incentive Awards

Subject to the terms of the applicable LTIP under which an award is made, unvested portions of outstanding awards may be accelerated upon the retirement, disability, or termination of the named executive officer for an approved reason. Award agreements provide for automatic vesting upon the death of the named executive officer. Award agreements entered into under the 2015 LTIP do not provide for the automatic acceleration of unvested portions of outstanding awards in the event of a change in control unless a job loss occurs or the acquiring company is not listed on a national securities exchange. This treatment of acceleration was incorporated in the 2017 LTIP. Award agreements provide that named executive officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to, among other things, annual execution of a confidentiality agreement that includes non-solicitation and non-competition covenants. Under the 2017 LTIP, employment terminations occurring prior to the first anniversary of the grant date may result in a pro rata reduction in the number of shares underlying the award depending on the circumstances of the termination pursuant to a formula that considers the number of days from the grant date to the termination date. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level. The Merger did not constitute a change in control under the LTIP arrangements.

69	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2020. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. The footnotes for each of the following tables are presented after the final table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL1

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	14,153	0	1,291	1,291	0	14,153

DC SERP[10]	6,656	6,656	0	6,656	6,656	6,656	9,083

SCRPs[11]	3,208	3,208	0	3,208	3,208	3,208	3,208

Accelerated Vesting of Restricted Stock[7,13]	0	5,945	0	0	6,271	0	6,271

Performance Share Units[8,13]	0	7,174	0	0	7,500	0	7,500

Other Benefits[9]	0	98	0	0	0	0	100

Total[12]	9,864	37,234	0	11,155	24,926	9,864	40,315

70	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

Jeffrey L. Ritenour

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	5,100	0	419	419	0	5,100

SCRPs[11]	1,447	1,447	0	1,447	1,447	1,447	1,447

SRIP[3,4,5,6]	58	58	0	58	74	170	170

BRP[3,4]	0	0	1	0	0	0	0

Accelerated Vesting of Restricted Stock[7,13]	0	1,731	0	0	1,826	0	1,826

Performance Share Units[8,13]	0	2,044	0	0	2,140	0	2,140

Other Benefits[9]	0	80	0	0	0	0	80

Total[12]	1,505	10,460	1	1,924	5,906	1,617	10,763

Lyndon C. Taylor

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	5,460	0	439	439	0	5,460

SRIP[3,4,5,6]	11,242	11,242	0	11,242	9,731	10,472	10,472

BRP[3,4]	0	0	5,457	0	0	0	0

Accelerated Vesting of Restricted Stock[7,13]	0	1,740	0	0	1,836	0	1,836

Performance Share Units[8,13]	0	2,110	0	0	2,206	0	2,206

Other Benefits[9]	0	98	0	0	0	0	102

Total[12]	11,242	20,650	5,457	11,681	14,212	10,472	20,076

71	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

David G. Harris

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	4,800	0	412	412	0	4,800

SCRPs[11]	602	602	0	602	602	602	602

Accelerated Vesting of Restricted Stock[7,13]	0	1,245	0	0	1,341	0	1,341

Performance Share Units[8,13]	0	1,419	0	0	1,515	0	1,515

Other Benefits[9]	0	80	0	0	0	0	80

Total[12]	602	8,146	0	1,014	3,870	602	8,338

Tana K. Cashion

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)

Base Salary/Performance Bonus[2]	0	1,526	0	169	169	0	1,526

SRIP[3,4,5,6]	1,274	1,274	0	1,274	1,351	3,457	4,595

BRP[3,4]	0	0	801	0	0	0	0

Accelerated Vesting of Restricted Stock[7,13]	0	765	0	0	807	0	807

Performance Share Units[8,13]	0	928	0	0	971	0	971

Other Benefits[9]	0	20	0	0	0	0	57

Total[12]	1,274	4,513	801	1,443	3,298	3.457	7,956

[1]	Values in thousands (except in footnotes).

[2]	The tables assume a December 31, 2020 employment termination. In such a scenario, each executive would be entitled to the cash incentive performance bonus earned.

[3]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and

72	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

vice versa. Participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits. Messrs. Hager and Harris do not participate in the SRIP or BRP.

[4]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2020 of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible benefit commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, the calculations assume that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[5]

Under the SRIP, a participating named executive officer would receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if, within 24 months following a change in control, the officer is terminated without “cause” or terminates his or her employment for “good reason.” All benefits under the SRIP are payable as a lump sum payment within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2021.

[6]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assumes that the participant had elected a 100% joint and survivor pension.

[7]	Values displayed for acceleration of vesting of restricted stock represent the 2020 year-end closing market price of Devon’s common stock, which was $15.81 per share.

[8]

In the case of a without “cause” employment termination, performance share units remain outstanding for the duration of the performance period and thereafter pay out to the executive officer at the level earned based on the level of performance certified by the Compensation Committee. Values displayed represent the target shares of outstanding grants multiplied by the 2020 year-end closing market price of Devon’s common stock, which was $15.81.

[9]

Under the employment agreements, executive officers are entitled to (i) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued based on age, (ii) the equivalent of 18 months of continuing health benefits less applicable active employee premiums following termination without “cause” or following their termination in connection with a change in control, (iii) a payment in an amount equal to 18 times the monthly COBRA premium following termination without “cause” or following their termination in connection with a change in control, and (iv) outplacement services with a maximum value of $20,000. For Messrs. Hager and Taylor, the amounts reported also include an enhancement in post-retirement medical benefits of approximately $1,234, and $3,784, respectively, upon a change in control. Under Ms. Cashion’s severance agreement, the amounts for (i) and (iii) above, respectively, are 24 months and 6 times the monthly COBRA premium and only applicable in the case of a termination following a change in control.

[10]

Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Under the DC SERP, an executive is entitled to an additional three years of contributions by the Company if, within 24 months following a change in control, he is terminated without “cause” or terminates his employment for “good reason.”

[11]	Messrs. Hager’s, Ritenour’s, and Harris’ benefits under the SCRPs would become 100% vested upon a change in control.

[12]

Devon’s nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, and the SCRPs, and employment agreements and severance agreements are subject, all or in part, to Section 409A of the Internal Revenue Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[13]

In the case of a change in control, restricted stock only vests if the change in control results in a job loss for the named executive officer. For performance share units, shares only vest if a change in control results in a job loss for the named executive officer or if the award is not assumed by the acquiring entity. The value shown anticipates that the award is assumed by the acquiring entity. If the award is not assumed by the acquiring entity, the performance share units vest at the target level but are prorated for the time of the performance period that has elapsed, which as of December 31, 2020 would be valued as follows: Mr. Hager, $4,632,435; Mr. Ritenour, $1,296,214; Mr. Taylor, $1,362,490; Mr. Harris, $805,978; and Ms. Cashion, $599,505.

73	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

CEO PAY RATIO

Section 953(B) of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires certain public companies to disclose the median pay of Company employees, the method of determining median employee pay (the median of the total annual compensation of all employees other than the CEO), and the ratio of CEO pay to median employee pay. Devon’s employees, which are all located in the U.S., are included in the calculation of median pay based on Devon’s employee population as of December 31, 2020.

For CEO pay, Devon used the amount for 2020 reflected in the Summary Compensation Table, which includes LTI granted in the year. In determining the median pay of employees, Devon has selected the median-paid employee by aggregating base pay, performance bonus and LTI. Once the median-paid employee was determined, the remaining compensation elements, such as Company retirement arrangement contributions, were added to the total. Based on this methodology, CEO pay is $13.4 million, median employee pay is $154.8 thousand, and the ratio is 86:1.

74	Commitment Runs Deep

EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Devon’s common stock as of December 31, 2020, that may be issued under Devon’s equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (excluding Securities reflect in Column (a))[1] (c)
Equity compensation plans approved by security holders	1,994,278	N/A	25,529,622
Equity compensation plans not approved by security holders	0	N/A	0
Total	1,994,278	N/A	25,529,622

[1]

Represents shares available for issuance pursuant to awards under the 2017 LTIP, which may be in the form of stock options, restricted stock awards, restricted stock units, performance units, or stock appreciation rights. No new awards will be made under any other Devon long-term incentive plan in effect as of December 31, 2020. Under the 2017 LTIP, any shares granted as stock options or stock appreciation rights count against the number of securities available for future issuance under the 2017 LTIP as one share for each share granted. With respect to any other awards under the 2017 LTIP, any shares granted count against the number of securities available for future issuance under the 2017 LTIP as 2.3 shares for each share granted. The 2017 LTIP also provides that shares covered by awards under any Devon long-term incentive plans that are forfeited, cancelled, or expire after the effective date of the 2017 LTIP are added to the shares available for issuance under the 2017 LTIP.

75	Commitment Runs Deep

OUR STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent of the outstanding shares of the Company’s common stock as of December 31, 2020 (unless an earlier date is noted), based on the information available as of March 31, 2021, according to reports filed with the SEC:

	Common Stock[1]
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[2]

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	65,437,017	[3]	9.7%

EnCap Partners GP, LLC and related funds 1100 Louisiana Street, Suite 4900 Houston, TX 77002	43,099,884	[4]	6.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	42,157,279	[5]	6.2%

[1]

Certain of the beneficial owners identified in the table filed beneficial ownership reports with respect to shares of common stock of WPX. As these reports disclosed holdings as of December 31, 2020 and before the closing of the Merger, the shares of common stock of WPX disclosed in such reports were converted into shares of Devon common stock for purposes of this table using the Merger exchange ratio of 0.5165 shares of Devon common stock for each share of WPX common stock. In addition to the beneficial owners identified in the table, State Street Corporation and Invesco Ltd. filed beneficial ownership reports on February 8, 2021 and February 9, 2021, respectively, reporting beneficial ownership of more than five percent of the outstanding shares of the Company’s common stock as of December 31, 2020. However, the share amounts reflected in those reports are below five percent using the Company’s outstanding share count as of April 12, 2021.

[2]	Percentage calculated using the Company’s outstanding share count as of April 12, 2021.

[3]

Information based on: (1) with respect to shares of Devon common stock, a Schedule 13G/A filed with the SEC on February 10, 2021; and (2) with respect to shares of WPX common stock, a separate Schedule 13G/A filed with the SEC on February 10, 2021.

[4]	Information based on a Schedule 13D/A filed with the SEC on February 25, 2021. The share amount reported in such Schedule 13/D was as of February 24, 2021.

[5]

Information based on: (1) with respect to shares of Devon common stock, a Schedule 13G/A filed with the SEC on January 29, 2021; and (2) with respect to shares of WPX common stock, a separate Schedule 13G/A filed with the SEC on February 1, 2021.

76	Commitment Runs Deep

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2021 the number and percentage of shares of our common stock beneficially owned by each of our named executive officers, Directors, and Director nominees and by all our executive officers, Directors, and Director nominees as a group. Unless otherwise noted, the persons named below have sole voting and investment power of their respective beneficially owned shares.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class

Richard E. Muncrief*	2,215,496	[2]	**

Clay M. Gaspar	945,492		**

David A. Hager*	823,878		**

Dennis C. Cameron	345,425	[3]	**

Jeffrey L. Ritenour	284,096		**

David G. Harris	169,020	[4]	**

Tana K. Cashion	97,140		**

John E. Bethancourt*	83,867		**

Duane C. Radtke*	67,836		**

Barbara M. Baumann*	65,417		**

Kelt Kindick*	63,670	[5]	**

Robert A. Mosbacher, Jr.*	63,307		**

Karl F. Kurz*	61,293		**

John Krenicki Jr.*	33,529		**

Ann G. Fox*	27,398		**

Valerie M. Williams*	26,012		**

Lyndon C. Taylor[6]	74,895		**

All of our Directors and executive officers as of March 31, 2021, as a group (17 persons)	5,447,771	[7]	**

*	Director

**	Less than 1%

[1]

For purposes of this table, shares beneficially owned include shares of common stock (including unvested shares of restricted stock granted under the 2017 LTIP with respect to which executive officers and Directors have voting power) as well as shares of common stock that can be acquired through the exercise of stock options within 60 days of March 31, 2021. In addition, amounts include restricted stock units held by certain executive officers and Directors over which such individuals have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Cameron, 113,961; Mr. Gaspar, 324,496; Mr. Kurz, 16,017; Mr. Muncrief, 742,976; and Mrs. Williams, 25,651.

[2]	Includes 62,582 shares that are deemed beneficially owned pursuant to stock options held by Mr. Muncrief.

[3]

Includes 18,206 shares that are deemed beneficially owned pursuant to stock options held by Mr. Cameron and 929 shares owned by Mr. Cameron’s spouse, over which she possesses sole voting and investment power.

77	Commitment Runs Deep

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (cont’d)

[4]	Includes 14,717 shares held through trusts in which Mr. Harris shares voting and investment control.

[5]	Includes 51,639 shares owned by a trust of which Mr. Kindick’s spouse is both the sole trustee and the sole beneficiary.

[6]	In January 2021, Mr. Taylor changed roles with the Company from an executive officer to a special advisor, which is a non-executive officer position.

[7]

Includes 80,788 shares that are deemed beneficially owned pursuant to stock options held by certain executive officers, as well as 1,223,101 restricted stock units held by certain executive officers and Directors subject to the terms of the WPX Energy, Inc. 2013 Incentive Plan. In addition, this amount includes shares beneficially owned by Mr. Taylor.

78	Commitment Runs Deep

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe the reporting persons timely filed all reports required by Section 16(a) during 2020, except that, on December 8, 2020, a Form 4 amendment was filed by John Krenicki Jr. to report the sale of 593 shares of Devon common stock held in a managed account owned by Mr. Krenicki. The sale occurred on November 26, 2018 and was inadvertently not reported at that time.

79	Commitment Runs Deep

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in our 2022 Proxy Statement

SEC rules permit stockholders to submit proposals to be included in our Proxy Statement if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2022 Annual Meeting of Stockholders, the proposal must be received at the address provided below by December 24, 2021.

Director Nominations for Inclusion in our 2022 Proxy Statement (Proxy Access)

Our proxy-access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2022 Annual Meeting of Stockholders, notice of a proxy-access nomination must be received at the address provided below no later than December 24, 2021 and no earlier than November 24, 2021.

Other Proposals or Nominations to be brought before our 2022 Annual Meeting

Our Bylaws permit a stockholder to propose items of business and nominate director candidates that are not intended to be included in our Proxy Statement if the stockholder complies with the procedures set forth in our Bylaws. For the 2022 Annual Meeting of Stockholders, notice of such proposals or nominations must be received at the address provided below no later than March 11, 2022 and no earlier than February 9, 2022.

If the Company moves the 2022 Annual Meeting of Stockholders to a date that is more than 30 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., June 9, 2022), the Company must receive notice of such proposals no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2022 Annual Meeting of Stockholders (whether or not intended for inclusion in our Proxy Statement) must be submitted in writing to our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or by email to CorporateSecretary@dvn.com.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws.

80	Commitment Runs Deep

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What are the Board of Directors’ voting recommendations?

•	For the election of the eleven Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the ratification of the appointment of our independent auditors for 2021; and

•	For the approval, on an advisory basis, of executive compensation.

Who is entitled to vote?

Stockholders as of the close of business on April 12, 2021 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 676,884,908 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern time on June 8, 2021; or

•

go to the website www.proxyvote.com and follow the instructions and confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m. (Eastern time) on June 8, 2021; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

SEC rules allow companies to furnish proxy materials over the Internet. Commencing on or about April 23, 2021, we have mailed a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of the Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

81	Commitment Runs Deep

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (cont’d)

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings or an additional copy of the proxy materials for this meeting by contacting Broadridge at 1-866-540-7095.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, a nominee for Director in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election shall tender his or her written offer of resignation to the GEPP Committee of the Board of Directors within 90 days from the date of the election. The GEPP Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

82	Commitment Runs Deep

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (cont’d)

With respect to all other matters, the affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting is required to take the action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given instructions as to how to vote. Please be sure to give voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	consider neither abstentions nor broker non-votes for the election of Directors;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers, or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Final voting results will be included in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of the Form 8-K and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or CorporateSecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2021. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

83	Commitment Runs Deep

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (cont’d)

How will I receive Notice of a Virtual Annual Meeting?

If we elect to host a virtual Annual Meeting instead of an in-person Annual Meeting, we will issue a press release and make a filing with the SEC.

How will a virtual Annual Meeting be conducted?

All relevant details will be contained in the press release and the filing with the SEC.

Where can I contact the Company?

Our contact information is:

Corporate Secretary

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

84	Commitment Runs Deep

OTHER MATTERS

Our Board of Directors knows of no other matters to come before the meeting other than as set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma April 23, 2021	Christopher J. Kirt Vice President Corporate Governance and Secretary

85	Commitment Runs Deep

Appendix A

Explanation and Reconciliation of Non-GAAP Financial Measures

This Proxy Statement includes the non-GAAP financial measures of “Cash Return on Capital Employed” and “All-In Asset Rate of Return.” These measures were used as components of the Company’s performance scorecard for purposes of determining the performance cash bonuses for 2020. Non-GAAP measures are not alternatives to GAAP measures, and you should not consider non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Set forth below is additional information regarding both of these measures.

Cash Return on Capital Employed

We define Cash Return on Capital Employed, or CROCE, as the quotient of an adjusted cash flow metric over the average capital employed. The adjusted cash flow metric is the sum of cash flow from operating activities, adjusted for balance sheet changes, plus after-tax net financing costs. Average capital employed is the average of the capital employed as of the beginning and ending of the relevant period, with capital employed calculated as the sum of short and long-term debt plus stockholders’ equity attributable to Devon less cash and cash equivalents. A detailed calculation of Cash Return on Capital Employed is provided below, which includes reconciliations to the most directly comparable GAAP measures.

(dollar amounts in millions)	2020
Cash Return on Capital Employed (CROCE) (Non-GAAP)
Cash flow from operating activities (GAAP)	$1,464
Changes in assets and liabilities, net	95

Cash flow from operating activities before B/S changes (Non-GAAP)	1,559

Total net financing costs (GAAP)	270
Tax benefit imputed (based on 18%)	(49)

After-tax net financing costs (Non-GAAP)	221

Adjusted cash flow (Non-GAAP) (1) - (a)	$1,780

Total capitalization - beginning balance:
Short and long-term debt (GAAP)	$4,294
Total stockholders’ equity attributable to Devon (GAAP)	5,802
Less: cash, cash equivalents and restricted cash (GAAP)	(1,844)

Total capitalization - beginning balance (Non-GAAP)	$8,252
Total capitalization - ending balance:
Short and long-term debt (GAAP)	$4,298
Total stockholders’ equity attributable to Devon (GAAP)	2,885
Less: cash, cash equivalents and restricted cash (GAAP)	(2,237)

Total capitalization - ending balance (Non-GAAP)	$4,946

Average total capitalization (Non-GAAP) (2) - (b)	$6,599

CROCE (Non-GAAP) - (a) / (b)	27.0%

(1)	Sum of cash flow from operating activities before balance sheet changes, and after-tax net financing costs.

(2)	Average of the beginning and ending total capitalization balances.

A-1	Commitment Runs Deep

Appendix A

Explanation and Reconciliation of Non-GAAP Financial Measures (cont’d)

All-In Asset Rate of Return

All-In Asset Rate of Return is generally intended to serve as a measurement of the internal rate of return on capital investment over a two-year period, after burdening for general and administrative expense and certain corporate costs. This measurement is based upon, among other things, the estimated future volumes and cash flows of wells brought online after the commencement of the two-year period, an assumed flat commodity price environment for purposes of calculating revenues and losses or gains on hedges and the estimated production expenses (such as lease operating expense and certain taxes) associated with the wells brought online after the commencement of the two-year period. Because this metric pertains to the estimated performance of specific wells and includes numerous assumptions, it cannot be calculated from our consolidated financial statements.

A-2	Commitment Runs Deep

NYSE: DVN
www.devonenergy.com
Devon Energy Corporation
333 W. Sheridan Ave.
Oklahoma City, OK 73102-5015
405-235-3611 NYSE: DVN
www.devonenergy.com
Devon Energy Corporation
333 W. Sheridan Ave.
Oklahoma City, OK 73102-5015
405-235-3611
50 years of integrity EST1971

DEVON ENERGY CORPORATION

333 W. SHERIDAN AVE.

OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48296-P54267-Z79620	KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — —  — — — —— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.				number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees:

01) Barbara M. Baumann	07) Karl F. Kurz
02) John E. Bethancourt	08) Robert A. Mosbacher Jr.
03) Ann G. Fox	09) Richard E. Muncrief
04) David A. Hager	10) Duane C. Radtke
05) Kelt Kindick	11) Valerie M. Williams
06) John Krenicki Jr.
.

The Board of Directors recommends a vote “FOR” Agenda Item 2.	For	Against	Abstain

2. Ratify the appointment of the Company’s Independent Auditors for 2021.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Agenda Item 3.

3. Advisory Vote to Approve Executive Compensation.	☐	☐	☐

4. OTHER MATTERS

Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

• Notice and Proxy Statement

• Annual Report on Form 10-K

— — — — — — — — — — —  — — — — — —— — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

D48297-P54267-Z79620

DEVON ENERGY CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints Richard E. Muncrief and Christopher J. Kirt, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 9, 2021 at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2, and 3 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Do not return your Proxy Card if you are voting by telephone or Internet.

TO BE SIGNED ON REVERSE SIDE